Exhibit 10.40

EXECUTION COPY

AMENDED AND RESTATED

REFINANCING SUPPORT AGREEMENT

by and among

ALION SCIENCE AND TECHNOLOGY CORPORATION

ASOF II INVESTMENTS, LLC

AND

PHOENIX INVESTMENT ADVISER LLC

REFINANCING SUPPORT AGREEMENT

This Amended and Restated Refinancing Support Agreement (this “Agreement”), dated as of May 2, 2014, entered into by and among (a) Alion Science and Technology Corporation, a Delaware corporation (the “Company”), (b) ASOF II Investments, LLC, a Delaware limited liability company (“ASOF”) and (c) Phoenix Investment Adviser, LLC, a Delaware limited liability company, on behalf of certain private funds and accounts managed by it (“Phoenix”, and together with ASOF, the “Supporting Noteholders”), amends and restates in its entirety the Refinancing Support Agreement, dated as of December 24, 2013, as amended, among the Company and the Supporting Noteholders (the “Existing Agreement”).  The Company and the Supporting Noteholders are referred to herein collectively as the “Parties” and each individually as a “Party.”  Unless otherwise defined herein, capitalized terms have the meanings given to them in ARTICLE IX.

RECITALS

WHEREAS, the Company and the Supporting Noteholders are parties to the Existing Agreement;

WHEREAS, the Parties have agreed to amend and restate the Existing Agreement on the terms and subject to the conditions set forth herein;

WHEREAS, as set forth on Schedule I the Supporting Noteholders (together with their respective Affiliates) hold, in the aggregate, 71.1% of the outstanding principal amount of the 10 ¼% Senior Notes due 2015 (the “Existing Unsecured Notes”) of the Company issued pursuant to that certain Indenture, dated as of February 8, 2007, among the Company, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof, the “Existing Unsecured Notes Indenture”); and

WHEREAS, the Parties have reached an agreement for a refinancing of the Company’s existing indebtedness, which contemplates (i) replacing the Company’s existing revolving credit facility (the “Existing Revolving Facility”), under that certain Credit Agreement, dated as of March 22, 2010, among the Company, the lender parties thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, as Sole Bookrunner and Lead Arranger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement), (ii) a tender offer for and/or redemption of all of the Company’s 12% Senior Secured Notes due 2014 (the “Existing Secured Notes”) issued pursuant to that certain Indenture, dated as of March 22, 2010, among the Company, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof, the “Existing Secured Notes Indenture”), (iii) tender and exchange offers for the Existing Unsecured Notes (the “Tender/Exchange Offer”) pursuant to which each holder of the Existing Unsecured Notes will have the option to either (a) tender its Existing Unsecured Notes for cash (the “Cash Tender Option”) in an amount equal to $600 per $1,000 of principal amount of Existing Unsecured Notes validly tendered (the “Cash Tender Price”), subject to a maximum Cash Tender Price of

$20,000,400 in the aggregate, plus accrued and unpaid interest through and excluding the Closing Date on Existing Unsecured Notes validly tendered in the Cash Tender Option, plus any Early Tender Payment, if applicable, with respect to Existing Unsecured Notes validly tendered on or before the Early Deadline in the Cash Tender Option (collectively, the “Cash Tender Cap”) or (b) exchange its Existing Unsecured Notes for consideration (the “Exchange Option”) consisting of (x) new third lien notes (the “New Third Lien Notes”) of the Company in a principal amount equal to the principal amount of Existing Unsecured Notes exchanged, to be issued pursuant to the New Third Lien Notes Indenture, (y) cash in an amount equal to the accrued and unpaid interest on Existing Unsecured Notes through and excluding the Closing Date exchanged in the Exchange Option, and (z) the holder’s Pro Rata Share of the Penny Warrants and the Cash Warrants to be issued on the Closing Date, which in the aggregate will entitle exchanging holders, subject to Exhibit F, to purchase up to 27.5% of the outstanding common stock, par value $0.01 per share, of the Company (the “Common Stock”), allocable as follows: 12.5% Penny Warrants, 5% Cash Warrants which are exercisable on the date the exercise price of such Cash Warrants is fixed (the “Closing Date Cash Warrants”), 5% Cash Warrants which are exercisable only after the first anniversary of the Closing (the “1st Anniversary Warrants”), and 5% Cash Warrants which are exercisable only after the second anniversary of the Closing (the “2nd Anniversary Warrants”, and with the securities and cash referenced in (x), (y) and (z), collectively referred to as the “Exchange Price”), and (iv) such other transactions as set forth herein (collectively, the transactions identified in (i), (ii), (iii) and (iv), the “Refinancing”); and

WHEREAS, in connection with the Refinancing, the Company will execute (i) a new $45,000,000 revolving credit facility (with the Company’s option to increase the maximum credit available thereunder to an amount not in excess of $65,000,000, subject to agreement with the lenders under such facility) for which Wells Fargo Bank, N.A. shall serve as administrative agent (the “New Revolving Facility”), which shall replace the Existing Revolving Facility and, unless otherwise agreed to in writing by the Supporting Noteholders, the borrowings under the New Revolving Facility on the Closing Date shall not be in excess of the sum of: (a) $25,000,000 and (b) the aggregate Cash Tender Price actually paid by the Company in the Cash Tender Option (but, for the avoidance of doubt, not including any accrued and unpaid interest or Early Tender Fee to be paid in connection with the Cash Tender Option) (the “Aggregate Cash Tender Price”) less the sum of the ASOF CTO Funding Amount and the aggregate Participation Amount of all Electing Holders (as such terms are defined in Section 1.02 hereof) actually used by the Company in the Cash Tender Option (the “Permitted Revolver Draw”), and (ii) a new first lien credit agreement (the “New First Lien Credit Agreement”) for a new term loan in the amount of $300,000,000 (the “New First Lien Term Loan”);

WHEREAS, in connection with the Refinancing, the Company and ASOF shall execute a new second lien credit agreement (the “New Second Lien Credit Agreement”) for a new term loan in the amount of $50,000,000 (the “New Second Lien Term Loan”), which, together with the proceeds from the New First Lien Term Loan, shall be used solely to purchase and/or redeem 100% of the Existing Secured Notes and pay transaction expenses in connection therewith; and

WHEREAS, subject to Section 1.02, ASOF has agreed to fund into the Company cash in an amount up to $10,000,200 for payment of the Cash Tender Price on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE REFINANCING

Section 1.01.                          Tender/Exchange Offer.

(a)                           Within one (1) Business Day following the Registration Statement being declared effective by the SEC, the Company shall commence the Tender/Exchange Offer.  The Tender/Exchange Offer shall remain open for twenty (20) Business Days (as such term is defined in the Exchange Act), subject to extension with the prior written consent of the Supporting Noteholders (which shall not be unreasonably withheld or delayed) or as otherwise required by Applicable Law.

(b)                           The Tender/Exchange Offer shall provide each holder of Existing Unsecured Notes with the following options with respect to the Existing Unsecured Notes held by it:

(i)                                     Tender all or a portion of its Existing Unsecured Notes for the Cash Tender Price, subject to Section 1.01(e); or

(ii)                                  Exchange all or a portion of its Existing Unsecured Notes for the Exchange Price.

(c)                            Each holder of Existing Unsecured Notes that elects to tender or exchange Existing Unsecured Notes in the Tender/Exchange Offer shall tender or exchange all Existing Unsecured Notes held by it, and shall include in its letter of transmittal in connection with the Tender/Exchange Offer a certification that such holder has tendered or exchanged all Existing Unsecured Notes held by it, provided, that such holder may, subject to Section 1.01(e), allocate a portion of its Existing Unsecured Notes to be tendered for the Cash Tender Price and a portion of its Existing Unsecured Notes to be exchanged for the Exchange Price.

(d)                           Each holder of Existing Unsecured Notes that validly tenders or exchanges its Existing Unsecured Notes in the Tender/Exchange Offer on or before the tenth (10th) Business Day (subject to extension with the consent of the Supporting Noteholders in their sole discretion) following the commencement of the Tender/Exchange Offer (the “Early Deadline”), shall be entitled to an additional payment in cash equal to one and one half percent (1.5%) of the principal amount of such holder’s Existing Unsecured Notes validly tendered or exchanged in the Tender/Exchange Offer (the “Early Tender Payment”).  No Existing Unsecured Notes validly tendered or exchanged in the Tender/Exchange Offer shall be subject to withdrawal rights following the Early Deadline except as required by Applicable Law.

(e)                            The aggregate amount of cash to be paid by the Company in connection with the Cash Tender Option shall not exceed the Cash Tender Cap.  To the extent that the aggregate amount of Existing Unsecured Notes tendered in the Cash Tender Option is such that the aggregate Cash Tender Price to be paid by the Company would exceed $20,000,400, each tendering holder of Existing Unsecured Notes electing the Cash Tender Option shall receive (i) the Cash Tender Price with respect to the amount of its tendered Existing Unsecured Notes for which the Cash Tender Option was elected equal to the product of (x) the amount of Existing Unsecured Notes validly tendered by such holder for which the Cash Tender Option was elected, plus accrued and unpaid interest through and excluding the Closing Date on Existing Unsecured Notes validly tendered in the Cash Tender Option, plus any Early Tender Payment, if applicable, for Existing Unsecured Notes validly tendered in the Cash Tender Option and (y) a fraction, the numerator of which shall be the amount of Existing Unsecured Notes validly tendered by such holder for which the Cash Tender Option was elected and the denominator of which shall be the aggregate amount of Existing Unsecured Notes validly tendered by all holders of Existing Unsecured Notes for which the Cash Tender Option was elected; and (ii) the Exchange Price and the Early Tender Payment, if applicable, with respect to the remaining amount of such holder’s tendered Existing Unsecured Notes.

(f)                             All Existing Unsecured Notes tendered or exchanged in connection with the Tender/Exchange Offer shall be immediately retired.

(g)                            Simultaneous with the commencement of the Tender/Exchange Offer, the Company agrees to seek to obtain consents (the “Consents”) from each holder of Existing Unsecured Notes for the amendment of the Existing Unsecured Notes Indenture so as to eliminate the covenants, defaults, events of defaults and other provisions set forth on Exhibit A.  Holders of Existing Unsecured Notes shall be required to provide Consents as a condition to participating in the Tender/Exchange Offer.  The Company shall not pay any fee or other consideration to the consenting holders of Existing Unsecured Notes in connection with the Consents.  Any executed Consents shall become effective only upon the Closing occurring.

(h)                           Upon the terms and subject to the conditions of this Agreement, each of the Supporting Noteholders (i) agrees to tender into the Exchange Option all Existing Unsecured Notes held by it (and its Affiliates) pursuant to the Exchange Option by the Early Deadline and (ii) agrees to execute the Consents with respect to all Existing Unsecured Notes held by it (and its Affiliates).

(i)                               If the Company elects, in lieu of redemption of the Existing Secured Notes, to effect the Existing Secured Notes Tender in accordance with Section 1.03(g), each Supporting Noteholder hereby agrees, upon the terms and subject to the conditions of the Existing Secured Notes Tender and this Agreement, to tender all Existing Secured Notes held by it (and its Affiliates) in the Existing Secured Notes Tender.

(j)                              If this Agreement is terminated in accordance with its terms, the Company shall immediately terminate the Tender/Exchange Offer without purchasing or otherwise acquiring any Existing Unsecured Notes pursuant thereto, reserving all of the Company’s rights to commence at any time another tender offer or exchange offer or both for all or any portion of the Existing Unsecured Notes or any other securities of the Company in accordance with

Applicable Law; provided, that the Supporting Noteholders shall have no obligations to participate in any such subsequent tender offer or exchange offer.

(k)                           The Company shall effect the Tender/Exchange Offer (i) pursuant to a registration statement filed under the Securities Act (together with any documents incorporated by reference therein and all exhibits thereto, the “Registration Statement”) and the related prospectus (the “Prospectus” and, together with the Registration Statement, the letter of transmittal and all amendments and supplements thereto and any documents or information incorporated by reference therein, the “Tender/Exchange Offer Documents”) and in compliance with the applicable provisions thereof, (ii) in compliance with the applicable provisions of the Securities Act and the Exchange Act (including Rule 10b-5, Section 14(e) and Regulation 14E promulgated thereunder) and (iii) in a manner that is in form and substance reasonably acceptable to the Supporting Noteholders.

(l)                               The obligation of the Company to acquire Existing Unsecured Notes tendered pursuant to the Tender/Exchange Offer shall be subject only to the conditions set forth on Exhibit B.  The Company may only waive the conditions to the Tender/Exchange Offer with the prior written consent of the Supporting Noteholders (which shall not be unreasonably withheld or delayed).  All other terms and documents relating to the Tender/Exchange Offer shall be in form and substance reasonably acceptable to, and shall have been reviewed and expressly approved by, the Supporting Noteholders.

(m)                       From time to time as requested by the Supporting Noteholders, the Company shall (i) provide the Supporting Noteholders with the names of the record holders of the Existing Unsecured Notes and, to the extent known by the Company or obtainable by the Company using reasonable efforts, the beneficial holders of the Existing Unsecured Notes and (ii) provide the Supporting Noteholders with all information concerning Existing Unsecured Notes that have been tendered or exchanged into the Tender/Exchange Offer, including the principal amount of the Existing Unsecured Notes tendered or exchanged and the names of the tendering or exchanging holders.  The Company makes no representation and warranty with respect to any such information so provided to the Supporting Noteholders with respect to its accuracy, completeness, or fitness for any purpose.

Section 1.02.                          ASOF CTO Funding.

(a)                                 In lieu of incurring additional senior secured financing at a significant cost to the Company and in order to preserve the Company’s current liquidity, the Company requested that ASOF provide additional funds to facilitate the repurchase of Existing Unsecured Notes in the Cash Tender Option (the “ASOF CTO Funding”).  At the Closing, pursuant to the terms and subject to the conditions of this Agreement and the Note Purchase Agreement, ASOF agrees, in exchange for the consideration to be paid to ASOF pursuant to Section 1.02(b) and Section 1.02(c) hereof, to pay to the Company the excess, if any, of (i) the lesser of (a) the Aggregate Cash Tender Price and (b) ten million two hundred dollars ($10,000,200) (the lesser of such amounts, the “CTO Funding Amount”) over (ii) the aggregate Participation Amount for all Electing Holders (as such terms are defined in clause (d) of this Section 1.02), which amount paid by ASOF (the “ASOF CTO Funding Amount”) shall, along with such aggregate Participation Amount, be used by the Company solely to fund the Cash Tender Price.  The

Company shall first use the ASOF CTO Funding Amount and such aggregate Participation Amount to repurchase Existing Unsecured Notes tendered in the Cash Tender Option, and to the extent that the aggregate Cash Tender Price exceeds ten million two hundred dollars ($10,000,200), any amounts in excess of such amount shall be funded by the Company from sources other than ASOF and the holders of the Existing Unsecured Notes participating in the Prorata CTO Funding and in a manner consistent with this Agreement.

(b)                                 In exchange for the ASOF CTO Funding Amount, at the Closing, pursuant to the terms and subject to the conditions of this Agreement and the Note Purchase Agreement, the Company shall issue to ASOF (i) New Third Lien Notes in a principal amount equal to the principal amount of Existing Unsecured Notes repurchased with the ASOF CTO Funding Amount (rounded to the nearest $1,000) and (ii) its Pro Rata Share of the Penny Warrants and the Cash Warrants.

(c)                            In consideration for its commitment to fund the ASOF CTO Funding Amount, ASOF shall receive a commitment fee (the “CTO Commitment Fee”), payable in cash, in an amount equal to four hundred thousand dollars ($400,000).  The CTO Commitment Fee shall be deemed to be fully earned upon execution of this Agreement and shall be paid by the Company on the earlier of (i) the commencement of the Tender/Exchange Offer and (ii) termination of this Agreement in accordance with its terms.

(d)                           Subject to the terms set forth below, each holder of Existing Unsecured Notes (other than ASOF) who validly tenders all of such holder’s Existing Unsecured Notes held by it pursuant to the Exchange Option by the Early Deadline, shall have the right to participate with ASOF in connection with funding the Cash Tender Option (the “Prorata CTO Funding”) in an amount (the “Participation Amount”) equal to the product of (i) the CTO Funding Amount and (ii) a fraction, the numerator of which is the principal amount of such holder’s Existing Unsecured Notes accepted for payment pursuant to the Exchange Option and the denominator of which is $235,000,000 (the principal amount of outstanding Existing Unsecured Notes), with that amount being rounded down to the nearest integral of $600 in order to avoid such holder from receiving New Third Lien Notes having a principal amount that is not an integral of $1,000.

(e)                            The Prorata CTO Funding shall be made on the same terms and subject to the same conditions that apply to the ASOF CTO Funding as set forth in clause (b) of this Section 1.02 so that for each $600 of Participation Amount that a holder of Existing Unsecured Notes who elects to participate in the Prorata CTO Funding (an “Electing Holder”) funds for the Prorata CTO Funding, such Electing Holder would receive (i) New Third Lien Notes in a principal amount equal to $1,000 and (ii) its Pro Rata Share of the Penny Warrants and the Cash Warrants.

(f)                             In order to participate in the Prorata CTO Funding, an Electing Holder must check the appropriate box on the Letter of Transmittal and must pay its applicable Maximum Participation Amount (as defined below) at the time of tender in accordance with the instructions to be set forth in the Letter of Transmittal (it being understood that an Electing Holder may not offset its applicable Participation Amount by any cash that such holder would be entitled to receive for accrued and unpaid interest or any Early Tender Payment).  The

“Maximum Participation Amount” means an Electing Holder’s Participation Amount assuming the CTO Funding Amount is $10,000,200.  An Electing Holder must make its election to participate in the Prorata CTO Funding for all (but not less than all) of its applicable Maximum Participation Amount.  If an Electing Holder’s Participation Amount is less than the Electing Holder’s Maximum Participation Amount, the difference will be refunded to the Electing Holder as soon as possible after the closing of the Tender/Exchange Offer.

(g)                            If an Electing Holder’s Existing Unsecured Notes are not accepted for payment by the Company pursuant to the Exchange Option because the Electing Holder was deemed not to have validly tendered some or all of its Existing Unsecured Notes pursuant to the Exchange Option by the Early Deadline, the Tender/Exchange Offer is terminated without any Existing Notes being accepted for payment or otherwise, the Maximum Participation Amount paid by such Electing Holder will be refunded as soon as possible after the Tender/Exchange Offer is terminated.  The right to participate in the Prorata CTO Funding is not transferable.  An illustration setting forth the calculation of Participation Amount assuming $5 million and $10 million of CTO Funding Amount is set forth on Exhibit C.

Section 1.03.                          New First Lien Credit Agreement and New Second Lien Credit Agreement.

(a)                           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall enter into the New First Lien Credit Agreement.  The New First Lien Credit Agreement shall (i) be in a principal amount not in excess of three hundred million dollars ($300,000,000), (ii) have a term no less than five (5) years, (iii) have amortization not in excess of one percent (1%) per annum and (iv) otherwise be in form and substance reasonably acceptable to the Supporting Noteholders.  The New First Lien Credit Agreement shall provide that all Consolidated Excess Cash Flow (to be defined in the New First Lien Credit Agreement) generated by the Company (minus any permanent voluntary repayments of the New First Lien Term Loan made with Internally Generated Cash (as defined in the New First Lien Credit Agreement)) will be used to permanently prepay the loans under the New First Lien Term Loan.  Any amount borrowed under the New First Lien Credit Agreement and subsequently repaid or prepaid may not be reborrowed. All repayments or prepayments of the New First Lien Term Loan shall permanently reduce the Company’s capacity to incur first lien debt (other than capacity for the New Revolving Facility) to the extent set forth in any intercreditor agreements, indentures or loan documents of the Company.

(b)                           At the request of the Company, in order to facilitate the marketing and implementation of the New First Lien Term Loan and to significantly reduce the Company’s going forward interest costs, upon the terms and subject to the conditions of this Agreement, at the Closing, the Company and ASOF shall enter into the New Second Lien Credit Agreement.  ASOF shall be the sole lender under the New Second Lien Term Loan.  The New Second Lien Credit Agreement shall be in form and substance acceptable to ASOF, in its sole and absolute discretion, and, unless otherwise agreed by ASOF, shall have the terms set forth on Exhibit D.

(c)                            In consideration for its commitment to fund the New Second Lien Term Loan, ASOF received a commitment fee (the “Second Lien Upfront Fee”), payable in cash, in an amount equal to seven hundred fifty thousand dollars ($750,000).  The Second Lien Upfront

Fee was deemed fully earned upon execution of the Existing Agreement and was paid upon execution of the Existing Agreement.  As consideration for its agreement to extend its commitment to fund the New Second Lien Term Loan from March 21, 2014 through and including April 28, 2014, ASOF shall receive a commitment fee, payable in cash, in an amount equal to seven hundred fifty thousand dollars ($750,000) (the “Second Lien Commitment Extension Fee”), which shall be deemed to be fully earned upon the Closing and shall be payable at the Closing.  In consideration for ASOF’s agreement to further extend its commitment to fund the New Second Lien Term Loan from April 28, 2014 through and including the Outside Date, ASOF shall receive a fee (the “Incremental Second Lien Commitment Extension Fee”), payable in cash, in an amount equal to three million dollars ($3,000,000).  The Incremental Second Lien Commitment Extension Fee shall be deemed to be fully earned upon execution of this Agreement.  The Incremental Second Lien Commitment Extension Fee shall be paid in three (3) installments as follows: (i) one million dollars ($1,000,000) payable upon execution of this Agreement; (ii) one million dollars ($1,000,000) payable on June 1, 2014; and (iii) one million dollars ($1,000,000) payable on July 1, 2014; provided that if the Closing occurs prior to any installment payment date, all unpaid installments shall be paid at Closing.

(d)                           In consideration for its commitment to fund the New Second Lien Term Loan, ASOF shall receive a commitment fee (the “Second Lien Commitment Fee”), payable in cash, in an amount equal to two million five hundred thousand dollars ($2,500,000).  The Second Lien Commitment Fee was deemed fully earned upon execution of the Existing Agreement and shall be payable upon the earlier to occur of (i) the Closing and (ii) one (1) Business Day following termination of this Agreement pursuant to its terms, other than because of a termination by the Company pursuant to Section 6.02(e) as a result of a breach by ASOF; provided, that upon the Closing, and provided that ASOF is the sole lender under the New Second Lien Term Loan, ASOF shall waive the Company’s obligation to pay the Second Lien Commitment Fee pursuant to this Section 1.03(d).  For the avoidance of doubt, the payment of the Second Lien Commitment Fee shall not prevent ASOF from exercising any and all remedies available to it for breach of this Agreement (including, without limitation, the termination hereof pursuant to Section 6.01 and enforcement of the specific performance provisions pursuant to Section 8.01).

(e)                            In consideration for its commitment to fund the New Second Lien Term Loan, because the Closing did not occur on or before January 24, 2014, ASOF received a fee (the “Second Lien Ticking Fee”), payable in cash, in an amount equal to seven hundred fifty thousand dollars ($750,000).  The Second Lien Ticking Fee was deemed fully earned when the Closing did not occur on or before January 24, 2014 and was paid on January 24, 2014.

(f)                             The All-In Yield under the New First Lien Term Loan shall not exceed eight and one quarter percent (8.25%).

(g)                            Any and all amounts provided under the New First Lien Term Loan and the New Second Lien Term Loan shall be used by the Company solely to redeem the Existing Secured Notes and pay any transaction expenses in connection therewith and shall not be used for any other purpose; provided, that the Company may, with the prior written consent of the Supporting Noteholders (not to be unreasonably withheld), elect to commence a tender offer for the Existing Secured Notes (the “Existing Secured Notes Tender”) in lieu of redemption, the terms of which Existing Secured Notes Tender (including the treatment of any Existing Secured Notes not purchased by the Company pursuant to the Existing Secured Notes Tender) shall be in form and substance acceptable to the Supporting Noteholders.  In the event of the Existing Secured Notes Tender, the proceeds of the New First Lien Term Loan and the New Second Lien Term Loan shall be used by the Company solely to pay the tender price and the related transaction expenses in connection therewith and, if applicable, to redeem the Existing Secured Notes that were not purchased pursuant to the Existing Secured Notes Tender.

(h)                           In connection with the redemption of the Existing Secured Notes, the Company shall use commercially reasonable efforts to obtain the consent (the “Trustee Consent”) of the trustee under the Existing Secured Notes Indenture (the “Trustee”) to shorten the sixty (60) day redemption notice requirement as set forth in Section 3.01 of the Existing Secured Notes Indenture to a period of thirty (30) days or less.  To the extent any Existing Secured Notes are to be redeemed, at the Closing the Company shall send irrevocable notices of redemption of any remaining outstanding Existing Secured Notes pursuant to Sections 3.01 and 3.03 of the Existing Secured Notes Indenture (the “Redemption Notices”) to the Trustee and each holder of Existing Secured Notes, respectively, which notices shall provide for a redemption date that is, after giving effect to any Trustee Consent, the earliest time permitted under the terms of the Existing Secured Notes Indenture.  Immediately after sending the Redemption Notices, if any, the Company shall deposit (the “Redemption Deposit”) with the Paying Agent (as such term is defined in the Existing Secured Notes Indenture) the amount required to be deposited under Section 3.05 of the Existing Secured Notes Indenture.  At the Closing, and after providing the Redemption Notices and making the Redemption Deposit and/or completion of the Existing Secured Notes Tender, the Company shall take all such actions required under the terms of Section 8.01 of the Existing Secured Notes Indenture to obtain from the Trustee an acknowledgement of satisfaction and discharge of the Existing Secured Notes Indenture (the “Satisfaction and Discharge Acknowledgement”).

Section 1.04.                          New Revolving Facility.

(a)                           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall enter into the New Revolving Credit Agreement.  The New Revolving Credit Agreement shall (i) be in a principal amount not in excess of forty-five million dollars ($45,000,000) (with the Company’s option to increase the maximum credit available thereunder to an amount not in excess of sixty-five million dollars ($65,000,000), subject to agreement with the lenders under such facility and the terms of this Agreement), (ii) have a term no less than five (5) years and (iii) otherwise be in form and substance reasonably acceptable to the Supporting Noteholders.  Unless otherwise agreed to in writing by the Supporting Noteholders, the borrowings under the New Revolving Facility on the Closing Date shall not be in excess of the Permitted Revolver Draw.

(b)                           At the Closing, all outstanding obligations under the Existing Revolving Credit Facility, other than then-outstanding letters of credit, which shall have, at the Company’s election with the prior written consent of the Supporting Noteholders (which shall not be unreasonably withheld or delayed), back-to-back letters of credit or cash or any portion of both securing them and which shall be discharged in due course as such then-outstanding letters of credit are surrendered for cancellation, shall be repaid in full, and the Existing Revolving Facility shall be terminated.

(c)                            The consent of the Supporting Noteholders shall be required for any borrowing under the New Revolving Facility to the extent that, after giving effect to such borrowing, the aggregate principal amount of outstanding borrowings under the New Revolving Facility would exceed an amount equal to the difference between (i) sixty-five million dollars ($65,000,000) and (ii) the lesser of (x) the aggregate cumulative dollar amount of all permanent voluntary prepayments of the New First Lien Term Loan made prior to the date of such borrowing, plus all permanent mandatory prepayments of the New First Lien Term Loan made prior to the date of such borrowing out of the Consolidated Excess Cash Flow (as defined in the New First Lien Credit Agreement) and (y) twenty million dollars ($20,000,000).

Section 1.05.                          Series A Preferred Stock.  At the Closing, the Company shall enter into the Warrant Agreement and the Shareholder Agreement, and shall issue the Series A Preferred Stock to the Warrant Agent on behalf of the holders of the Warrants.

Section 1.06.                          Common Stock.  At the Closing, the Company shall reserve for issuance an amount of Common Stock sufficient to allow for the exercise of all of the Penny Warrants and the Cash Warrants that are immediately exercisable at the Closing.  At the time that (a) the other tranches of the Cash Warrants become exercisable and (b) events occur that result in anti-dilution adjustments to the exercise price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Company shall take all necessary action so that there is reserved for issuance an amount of Common Stock sufficient to allow for the exercise of all then-outstanding Penny Warrants and all then-outstanding Cash Warrants that are exercisable.

Section 1.07.                          Management Employment Agreements.  In connection with the Refinancing, at the Closing, the Company shall enter into the Management Employment Agreements, which shall be mutually acceptable to the Company, the Supporting Noteholders and the individuals party thereto, each acting reasonably.

Section 1.08.                          Series A Directors.  At or prior to the Closing, the Company shall conduct an “annual meeting” (as such term is used in the Company’s Amended and Restated By-Laws dated March 18, 2010).  At the Closing, (i) two members of the Company’s existing board of directors (the “Board”) shall resign from their position and (ii) Lawrence A. First and Daniel H. Clare shall become directors of the Company as the two (2) designees of the holder of the Series A Preferred Stock (the “Series A Directors”), which Series A Directors shall be elected at the Closing into the “Class” (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation dated as of December 12, 2012) with a three year term ending at an “annual meeting” (which meeting shall not take place prior to the third anniversary of the Closing).  At the expiration of the three-year term, in a manner specified in the Warrant Agreement, the Warrant Agent shall nominate two individuals to continue to serve as the Series A Directors pursuant to the terms of the New Series A Preferred Stock.  The Series A Directors shall have observation rights with respect to the boards of directors or other governing bodies of each of the Company’s Subsidiaries.

ARTICLE II

CLOSING DATE; DELIVERY

Section 2.01.                          Closing and Location.  The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, or such other place as shall be mutually agreed to by the Parties, at 10:00 a.m., New York City time, as promptly as practicable but in no event later than the first (1st) Business Day after the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in ARTICLE V (the date of the Closing, the “Closing Date”).

Section 2.02.                          Deliverables.

(a)                           Prior to the Closing:

(i)                                     Note Purchase Agreement.  Prior to the commencement of the Tender/Exchange Offer (A) ASOF shall deliver to the Company the Note Purchase Agreement, duly executed by ASOF; and (B) the Company shall deliver to ASOF the Note Purchase Agreement, duly executed by the Company;

(ii)                                  CTO Commitment Fee.  Upon the commencement of the Tender/Exchange Offer, the Company shall, by wire transfer of immediately available funds, pay the CTO Commitment Fee to ASOF;

(iii)                               Within one (1) Business Day after the expiration of the Tender/Exchange Offer, the Company shall deliver to ASOF a certificate of an officer of the Company certifying the amount of Existing Unsecured Notes tendered in the Cash Tender Option and the ASOF CTO Funding Amount;

(iv)                              Valuation.  Prior to the Closing, the Company shall deliver any Subsequent Valuation to the Supporting Noteholders;

(v)                                 The Second Lien Upfront Fee.  ASOF acknowledges payment in full of the Second Lien Upfront Fee;

(vi)                              The Second Lien Ticking Fee.  ASOF acknowledges payment in full of the Second Lien Ticking Fee;

(vii)                           The Incremental Second Lien Commitment Extension Fee.  The Company shall, by wire transfer of immediately available funds, pay the Incremental Second Lien Commitment Extension Fee in the amounts and at the times set forth in Section 1.03(c); and

(viii)                        Supporting Noteholders Fees and Expenses.  Upon execution of this Agreement, the Company shall, by wire transfer of immediately available funds, pay all invoiced and outstanding Supporting Noteholder Fees and Expenses.

(b)                           At the Closing:

(i)                                     ASOF CTO Funding.  ASOF shall, by wire transfer of immediately available funds, pay to the Company the ASOF CTO Funding Amount.

(ii)                                  Cash Payment.  The Company shall, by wire transfer of immediately available funds, pay to the depository for the Tender/Exchange Offer on behalf of tendering holders of Existing Unsecured Notes (x) the Cash Tender Price payable in connection with the Cash Tender Option, (y) the aggregate Early Tender Payment payable to qualifying tendering and exchanging holders of Existing Unsecured Notes and (z) all accrued and unpaid interest payable to exchanging holders in connection with the Exchange Option (collectively, the “Cash Tender/Exchange Offer Payments”);

(iii)                               Existing Revolving Facility.  The Company shall, by wire transfer of immediately available funds, pay in full all outstanding obligations under the Existing Revolving Facility, other than obligations related to any then-outstanding letters of credit issued thereunder;

(iv)                              Existing Secured Notes Redemption.  To the extent that any Existing Secured Notes are to be redeemed, the Company shall deposit the Redemption Deposit with the Paying Agent (as defined in the Existing Secured Notes Indenture) as set forth in Section 1.03(h).

(v)                                 Satisfaction and Discharge Acknowledgement.  The Company shall deliver a copy of the fully executed Satisfaction and Discharge Acknowledgement to the Supporting Noteholders.

(vi)                              New Revolving Credit Agreement.  The Company shall deliver a copy of the fully executed New Revolving Credit Agreement to the Supporting Noteholders.

(vii)                           New First Lien Credit Agreement.  The Company shall deliver a copy of the fully executed New First Lien Credit Agreement to the Supporting Noteholders.

(viii)                        New Second Lien Credit Agreement.  (i) ASOF shall deliver to the Company the New Second Lien Credit Agreement, duly executed by ASOF, (ii) the Company shall deliver to ASOF the New Second Lien Credit Agreement, duly executed by the Company and (iii) the Company shall deliver a copy of the fully executed New Second Lien Credit Agreement to Phoenix.

(ix)                              Second Lien Term Loan Funding:  ASOF shall, by wire transfer of immediately available funds, fund the New Second Lien Term Loan.

(x)                                 New Third Lien Notes Indenture.  The Company shall deliver a copy of the fully executed New Third Lien Notes Indenture to the Supporting Noteholders.

(xi)                              Warrant Agreement.  The Company shall execute the Warrant Agreement and deliver a copy of the fully executed Warrant Agreement to the Supporting Noteholders;

(xii)                           New Third Lien Notes.  The Company shall deliver to the trustee under the New Third Lien Notes Indenture original global notes for authentication pursuant to the terms of the New Third Lien Notes Indenture which shall thereafter be deposited electronically on behalf of the holders with the Depository Trust Company (“DTC”), as securities custodian, and registered in the name of DTC or a nominee of DTC as provided in the New Third Lien Notes Indenture.  The Company shall deliver a copy of any executed global notes representing the New Third Lien Notes to the Supporting Noteholders.

(xiii)                        Warrants.  The Company shall deliver to the Warrant Agent original warrants which shall thereafter be deposited electronically on behalf of the holders with DTC, as securities custodian, and registered in the name of DTC or a nominee of DTC as provided in the Warrant Agreement.  The Company shall deliver a copy of any executed warrant certificate representing the Warrants to the Supporting Noteholders.

(xiv)                       Shareholders’ Agreement.  The Company shall execute the Shareholders’ Agreement and deliver a copy of the fully executed Shareholders’ Agreement to the Supporting Noteholders;

(xv)                          Series A Preferred Stock.  The Company shall deliver to the Warrant Agent a certificate evidencing the Series A Preferred Stock;

(xvi)                       Management Employment Agreements.  The Company shall deliver to the Supporting Noteholders copies of the executed Management Employment Agreements;

(xvii)                    Supporting Noteholder Fees and Expenses.  The Company shall, by wire transfer of immediately available funds, pay all outstanding Supporting Noteholder Fees and Expenses;

(xviii)                 Designation Certificate.  The Company shall file the Designation Certificate with the Secretary of State for the state of Delaware;

(xix)                       Release.  The Company and the Supporting Noteholders shall execute a mutual release, which release shall be substantially in the form attached hereto as Exhibit E; and

(xx)                          The Second Lien Commitment Extension Fee.  The Company shall, by wire transfer of immediately available funds, pay to ASOF the Second Lien Commitment Extension Fee.

Section 2.03.                          Consummation of Closing.  All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.                          Representations and Warranties of the Company.  The Company represents and warrants to the Supporting Noteholders that:

(a)                           Organization and Good Standing.  The Company and each of its Subsidiaries are each duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its formation with all requisite power to own, lease and operate its properties and to carry on its business as now conducted.  The Company and each of its Subsidiaries are duly qualified or authorized to do business and are in good standing under the Applicable Laws of each jurisdiction in which each owns or leases real property or in which the conduct of their businesses or the ownership of their properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.  The Company has made available to the Supporting Noteholders complete copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended and in effect as of the date hereof.

(b)                           Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party or to be executed by the Company in connection with the consummation of the Refinancing (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                            Capitalization.

(i)                                     The capitalization of the Company is set forth on Schedule 3.01(c)(i) hereto.  All of the outstanding equity interests of the Company were duly authorized for issuance and validly issued, fully paid and non-assessable.  Except for this Agreement and except as set forth on Schedule 3.01(c)(i), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party or as to which the Company has knowledge requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any equity interest of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for equity interests of the Company.

(ii)                                  The Company has no Subsidiaries except as set forth on Schedule 3.01(c)(ii).  All of the outstanding equity interests of the Company’s Subsidiaries were duly authorized for issuance and validly issued, fully paid and non-assessable.  The Company owns, directly or indirectly, 100% of the ownership interests in each of its Subsidiaries free and clear of any and all Liens, other than Liens arising under the Existing Secured Notes Indenture and/or the Existing Revolving Facility as of the date of this Agreement.  There is no existing option, warrant, call, right, or Contract of any character to which any of the Company’s Subsidiaries is a party or as to which the Company or the Company’s Subsidiaries have knowledge requiring, and there are no securities of any of the Company’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any equity interests of any of the Company’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of any of the Company’s Subsidiaries.

(iii)                               The Company has sufficient corporate authority and power under its Organizational Documents to issue the Series A Preferred Stock.  The Company has sufficient authorized, unissued and unreserved shares of Common Stock to be issued in connection with the exercise of the Penny Warrants and the Cash Warrants exercisable on the Closing Date.  As of the date of this Agreement, there are 20,000,000 shares of Common Stock that are authorized, unissued and unreserved and no shares of Common Stock held in the treasury.

(d)                           Conflicts; Consents of Third Parties.

(i)                                     None of the execution and delivery by the Company or its Subsidiaries (as applicable) of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or its Subsidiaries (as applicable) with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (A) the Organizational Documents of the Company or any of its Subsidiaries; (B) any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound; (C) any Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries as of the date hereof; or (D) any Applicable Law, which in the case of clauses (B)-(D) would have a Material Adverse Effect.

(ii)                                  Except for the requirement for the SEC to declare the Registration Statement effective and any applicable FINRA approval, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority, other than filings with the SEC and disclosures required pursuant to the Exchange Act, is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the

Company Documents, the compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company or any of its Subsidiaries of any other action contemplated hereby or thereby, the failure of which to obtain or make would have a Material Adverse Effect.

(e)                            Litigation.  Except as set forth on Schedule 3.01(e) hereto, there are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority.  Neither the Company nor any of its Subsidiaries is subject to any Order, except to the extent the same would not have a Material Adverse Effect.

(f)                             Contracts.  Prior to execution of this Agreement, the Company has delivered to the Supporting Noteholders a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or as to which any of their assets are subject.  Neither the Company nor any of its Subsidiaries is in default under (i) any Material Contract or (ii) except to the extent the same would, individually or in the aggregate, not have a Material Adverse Effect, any Contract that is not a Material Contract.

(g)                                  Company Filed SEC Documents.

(i)                                     The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed (or that would be required to be filed if the Company were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) with the SEC or furnished to the SEC by the Company since September 30, 2010 under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules and other documents filed since September 30, 2010, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “Company Filed SEC Documents”).  As of their respective dates, the Company Filed SEC Documents (as amended, if applicable) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished.  At the time filed with or furnished to the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the Company Filed SEC Documents (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company Filed SEC Documents (including the related notes and schedules thereto) presented fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods reflected therein in accordance with GAAP, subject, in the case of financial statements other than the Company’s audited annual financial statements, to year-end adjustments and the absence of footnotes.  As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to the Company Filed SEC Documents.  As of the date of this Agreement, to the knowledge of the Company, none of the Company Filed SEC

Documents is the subject of ongoing SEC review or investigation.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(ii)                                  Since September 30, 2010, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(iii)                               Since September 30, 2010, the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer.

(iv)                              Since September 30, 2010, the Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”), including policies and procedures that (1) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the consolidated financial statements of the Company.  Schedule 3.01(g)(iv) sets forth, based on the Company’s most recent evaluation of internal controls over financial reporting prior to the date of this Agreement to the Company’s auditors and audit committee, (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting.

(v)                                 Since September 30, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications were when made complete and correct.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(vi)                              Since September 30, 2010, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices.  Since September 30, 2010, no evidence of a material violation by the Company or any of its Subsidiaries of United States or other securities laws or breach of fiduciary duty by any of their respective executive officers or directors has been brought to the attention of the Board or any committee thereof (or governing body of any of its Subsidiaries) or to any director or executive officer of the Company or any of its Subsidiaries.

(vii)                           Since September 30, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that was required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC and that was not so disclosed.

(h)                           Other Liabilities.  The Company does not have any non-de minimis Liabilities except for (i) Liabilities or obligations reflected or reserved against in the most recent audited and unaudited consolidated financial statements included in the most recent Company Filed SEC Documents filed by the Company and (ii) Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet (the “Latest Balance Sheet Date”) included in the Company Filed SEC Documents.

(i)                               Ordinary Course of Business.  Since the Latest Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and consistent with past practice and, except as set forth on Schedule 3.01(i), the Company has not taken any of the actions specified in paragraphs (a)-(r) of Section 4.02 hereof.

(j)                              No Material Adverse Change.  Since the Latest Balance Sheet Date, there has been no Material Adverse Change.

(k)                           New First Lien Credit Agreement and New Second Lien Credit Agreement Representations.  At the Closing, the representations and warranties of the Company in the New First Lien Credit Agreement and New Second Lien Credit Agreement will be true and correct and shall be affirmed as though fully set forth herein, it being understood, for the avoidance of doubt, that such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality and references to time, as applicable.

(l)                               Warrant Agreement Representations.  At the Closing, the representations and warranties of the Company in the Warrant Agreements will be true and correct and shall be affirmed as though fully set forth herein, it being understood, for the avoidance of doubt, that they may be qualified by disclosure schedules related thereto and may be qualified by materiality and references to time, as applicable.

(m)                       Dealer Manager Agreement Representations.  At the Closing, to the extent there exists a dealer manager agreement containing representations and warranties, the representations and warranties of the Company in the dealer manager agreement between the Company and the entity acting as dealer manager in connection with the Tender/Exchange Offer will be true and correct and shall be affirmed as though fully set forth herein (it being understood, for the avoidance of doubt, that they may be qualified by materiality and references to time, as applicable).

(n)                           Arm’s Length.  The Company acknowledges and agrees that each of the Supporting Noteholders are acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the transactions contemplated by the Refinancing and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person or entity.  Additionally, the Supporting Noteholders are not advising the Company or any other affiliated Person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by the Refinancing.  The Company acknowledges that the Supporting Noteholders shall have no responsibility or Liability to the Company or any of its Subsidiaries or Affiliates or their respective stockholders, directors, officers, employees, advisors or other representatives with respect thereto.  Any review by the Supporting Noteholders of the transactions contemplated by the Refinancing or other matters relating to such transactions shall be performed solely for the benefit of the Supporting Noteholders and shall not be on behalf of the Company, its Subsidiaries, its Affiliates, or their respective stockholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties of the Company contained herein or the remedies of the Supporting Noteholders with respect thereto.

(o)                           Alternate Transactions.  As of the date hereof, neither the Company nor any of its Subsidiaries is party to any commitment, arrangement or agreement to pursue, implement or effectuate any Alternate Transaction.

(p)                           Financial Capability.  At the Closing and assuming ASOF complies with its funding obligations under this Agreement and the Note Purchase Agreement, the Company will have sufficient funds to enable it to pay all of its obligations in connection with the Tender/Exchange Offer, including all Cash Tender/Exchange Offer Payments.

(q)                           Directors’ and Officers’ Insurance.  The Company maintains in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) attached hereto as Schedule 3.01(q), and (i) the D&O Insurance is in full force and effect, and the Company has paid or caused to be paid all premiums due thereon, (ii) the Company is not in breach or default of any of the D&O Insurance, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such policies, (iii) there is no claim pending under any of the D&O Insurance as to which coverage has been questioned, denied or disputed by the underwriters of the D&O Insurance and there has been no written threat of termination of, alteration in coverage, or premium increase with respect to any such policies, and (iv) the Company has not received any written notice of termination, cancellation, or non-renewal with respect to the D&O Insurance.

(r)                                    Material Government Contracts.

(i)                                     Prior to execution of this Agreement, the Company has delivered to the Supporting Noteholders a list of all Material Government Contracts to which the Company or any of its Subsidiaries is a party or as to which any of their assets are subject.  Other than as set forth in Schedule 3.01(r)(i), each Material Government Contract is, and after giving effect to the consummation of the transactions contemplated by the Transaction Documents will be, in full force and effect in all material respects in accordance with the terms thereof.

(ii)                                  Except as set forth in Schedule 3.01(r)(ii), with respect to each Material Government Contract: (1) the Company and each of its Subsidiaries party to any such Material Government Contract have complied in all material respects with all terms and conditions of such Material Governmental Contract, including all clauses, provisions, representations, certifications and requirements incorporated by reference therein, and all requirements thereunder relating to the safeguarding of, and access to, classified information; (2) the Company and each of its Subsidiaries have complied in all material respects with all requirements of all laws and regulations pertaining to such Material Governmental Contract, including: (A) the Truth in Negotiations Act of 1962, as amended; (B) the False Claims Act; (C) the Anti-Kickback Act; (D) the International Traffic in Arms Regulations; (E) the Export Administration Regulations; (E) the Byrd Amendment; (F) the Buy American Act; (G) the Trade Agreements Act; (H) the Service Contract Act of 1963, as amended; (I) the Procurement Integrity Act, as amended; (J) the Federal Acquisition Regulation (“FAR”) or any applicable agency supplement thereto, including FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with Disabilities, and FAR 52.222-37 (Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans); (K) the Cost Accounting Standards; (L) the National Industrial Security Program Operating Manual (DOD 5220.22 M); and (M) the Defense Industrial Security Regulation (DOD 5220.22-R) and any related security regulations; (3) no credible evidence (as provided in FAR 52.203-13(b)(3)(i)) exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) or overpayment against the Company or any of its Subsidiaries in connection with any Material Governmental Contract or other claim under the United States civil or criminal False Claims Acts; (4) neither the United States government nor any prime contractor has notified the Company or any of its Subsidiaries that that it has breached or violated in any material respect any law, regulation, certification, or representation of such Material Governmental Contract; (5) neither the Company nor any of its Subsidiaries has received any written notice of termination for default, cure notice or show cause notice pertaining to such Material Governmental Contract that remains unresolved as of the date of this Agreement; and (6) no cost in excess of $250,000 incurred by the Company or any of its Subsidiaries pertaining to such Material Governmental Contract or FAR cost principle or cost accounting practice under the Cost Accounting Standards or otherwise has been questioned in writing, is the specific subject of any review, audit or other investigation by any Governmental Authority, or has been disallowed by any government or governmental agency.

(iii)                               With respect to each Material Governmental Contract: (i) no payment due to the Company or any of its Subsidiaries under such Material Governmental Contract has been withheld or set off except for customary retainages provided for under the terms of such Material Government Contract; and (ii) all amounts due to the Company and each of its Subsidiaries under such Material Governmental Contract (including all amounts recorded in the Company or any of its Subsidiaries’ accounts as billed or unbilled accounts receivable) are collectible and will be collected in the ordinary course of business subject only to applicable payment timing terms.

(iv)                              Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, are currently or have been within the past three years (i) to the knowledge of the Company, under any administrative, civil or criminal indictment, investigation, formal inquiry or audit by any Governmental Authority (which, with respect to any such directors and officers and to the extent not related to the Company or any of its Subsidiaries, shall be to the knowledge of the Company); (ii) to the knowledge of the Company, the subject of any “whistleblower” or “qui tam” lawsuit; or (iii) the subject of any internal investigation by the Company or any of its Subsidiaries, in each case, with respect to any alleged act or omission arising under or relating to any Material Governmental Contract and other than routine audits or inquiries in the ordinary course of business; or (iv) debarred, suspended, or disqualified, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or the functional equivalents thereof), from participation in the award of any Material Governmental Contract with any Governmental Authority.

(v)                                 Except as set forth Schedule 3.01(r)(ii), neither the Company nor any of its Subsidiaries has received any written notice of any (i) outstanding claims involving over $100,000 (including bid or award protest proceedings or the functional equivalents thereof) against or involving the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Material Governmental Contract, or (ii) outstanding claims involving over $100,000 or requests for equitable adjustment (or the functional equivalents thereof) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between or involving the Company or any of its Subsidiaries, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other law or regulation, or between the Company or its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Material Governmental Contract.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) any interest in any outstanding claim involving over $100,000 against any Governmental Authority or (B) any interest in any outstanding claim involving over $100,000 against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Material

Governmental Contract, in each case other than claims for payment in the ordinary course of business.

(vi)                              Neither the Company nor any of its Subsidiaries has received from a Governmental Authority since September 30, 2010 any adverse or negative past performance evaluations, award fee scores, or other written ratings that (i) have had a material adverse impact on any Material Governmental Contract, or (ii) are expected to have a material adverse impact on the Company’s or any of its Subsidiaries’ ability to obtain similar government contracts in the future.

(vii)                           There are no facts known to the Company or any of its Subsidiaries that would reasonably be expected to give rise to any revocation of any facility security clearance or accreditation of the Company or any of its Subsidiaries, or any security clearance of any director or officer thereof.

(viii)                        To the extent that any Governmental Authority has imposed any restrictions or processes on the Company or any of its Subsidiaries to avoid or mitigate organizational conflicts of interest (as defined by Subpart 9.5 of the FAR and applicable agency supplements and policies) with respect to any Material Governmental Contract, the Company and each of its Subsidiaries (i) is in compliance with such restrictions or processes, and (ii) has imposed, to the extent applicable, such restrictions or processes on the subcontractors performing under such Material Governmental Contract and each of its Subsidiaries, such subcontractors are in compliance with such restrictions or processes.

(ix)                              Neither the Company nor any of its Subsidiaries has made any (i) voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement, act or omission arising under or relating to a Material Governmental Contract or (ii) mandatory disclosure (pursuant to Subpart 3.10 of the FAR) to any Governmental Authority with respect to credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act with respect to any Material Governmental Contract, including as a result of the three (3)-year “look back” required by Subpart 3.10 of the FAR.

(s)                             No Other Representations.  Except for the representations and warranties contained in this Section 3.01, or set forth in the Company Documents, neither the Company nor any other Person makes any representation or warranty, express or implied, on behalf of the Company.

(t)                              Arranger Fees.  The Company acknowledges and agrees that the Company has not, since December 5, 2013, amended, modified, altered, supplemented or changed any engagement letters, fee letters or other similar or like letters the Company has with Goldman, Sachs & Co. or any of its affiliates or subsidiaries (collectively, “GS”) and Wells Fargo, N,.A or any of its affiliates or subsidiaries (collectively, “WF”).  The Company acknowledges and agrees that, except as set forth in the letter dated January 21, 2013 between the Company and GS and the letter dated January 21, 2013 between the Company and WF (without giving effect to any amendments thereto after December 5, 2013), no person or entity has a right or will have a right to receive any Arranger Fees with respect to or in any way related to the New First Lien Term Loan or the New Revolving Facility.

Section 3.02.                          Representations and Warranties of the Supporting Noteholders.  Each Supporting Noteholder, severally as to itself only and not jointly (and not on a joint and several basis), and, with respect to Section 3.02(h) only ASOF, represents and warrants to the Company that:

(a)                           Such Supporting Noteholder is duly organized, validly existing and in good standing under the Applicable Laws of its respective jurisdiction of organization.

(b)                           Authorization.  Such Supporting Noteholder has all requisite power, authority and legal capacity to execute and deliver this Agreement, each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party or to be executed by such Supporting Noteholder in connection with the consummation of the Refinancing (the “Supporting Noteholder Documents” and, together with the Company Documents, the “Transaction Documents”) and to consummate the Refinancing.  The execution, delivery and performance of this Agreement and the Supporting Noteholder Documents by such Supporting Noteholder have been duly authorized by all necessary action on its part, and no further action on the part of such Supporting Noteholder is necessary to authorize this Agreement, the Supporting Noteholder Documents or the performance of the Refinancing.  This Agreement has been, and each of the Supporting Noteholder Documents will be at or prior to Closing, duly and validly executed and delivered by such Supporting Noteholder and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement constitutes, and each of the Supporting Noteholder Documents will constitute, the legal, valid and binding obligation of such Supporting Noteholder, enforceable against such Supporting Noteholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                            Conflicts; Consents of Third Parties.

(i)                                     None of the execution and delivery by such Supporting Noteholder of this Agreement, the Supporting Noteholder Documents, the consummation of the Refinancing, or compliance by such Supporting Noteholder with any of the provisions hereof or thereof will conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (A) the organizational documents of such Supporting Noteholder; (B) any Contract or Permit to which such Supporting Noteholder is a party or by which such Supporting Noteholder or its properties or assets is bound; (C) any Order applicable to such Supporting Noteholder or any of the properties or assets of such Supporting Noteholder as of the date hereof; or (D) any Applicable Law, which in the case of clauses (B)-(D) would individually or in the aggregate be material to such Supporting Noteholder or would affect the ability of such Supporting Noteholder to perform its obligations under this Agreement or the Supporting Noteholder Documents or to consummate the Refinancing by the Outside Date.

(ii)                                  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of such Supporting Noteholder in connection with the execution and delivery of this Agreement or the Supporting Noteholder Documents, the compliance by such Supporting Noteholder with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by such Supporting Noteholder of any other action contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not individually or in the aggregate be material to such Supporting Noteholder or would affect the ability of such Supporting Noteholder to perform its obligations under this Agreement or the Supporting Noteholder Documents or to consummate the Refinancing by the Outside Date.

(d)                           Litigation.  There are no Legal Proceedings pending or, to the knowledge of such Supporting Noteholder, threatened against such Supporting Noteholder before any Governmental Authority, which, if adversely determined, would individually or in the aggregate materially affect the ability of such Supporting Noteholder to perform its obligations under this Agreement or the Supporting Noteholder Documents or to consummate the Refinancing by the Outside Date.  Such Supporting Noteholder is not subject to any Order of any Governmental Authority, except to the extent the same would not individually or in the aggregate have a material adverse effect on the ability of the Supporting Noteholder to perform its obligations under this Agreement or the Supporting Noteholder Documents or to consummate the Refinancing by the Outside Date.

(e)                            Ownership of Existing Unsecured Notes.  Such Supporting Noteholder (together with its Affiliates) is the lawful and beneficial owner of the principal amount of Existing Unsecured Notes set forth opposite such Supporting Noteholder’s name on Schedule I, and/or the investment advisor or manager for the beneficial owners of such Existing Notes having the power to vote and dispose of such holdings on behalf of such beneficial owners, and is entitled (for its own account or for the account of other Persons claiming through it) to all of the rights and economic benefits of such holdings.  To the extent the Supporting Noteholders elect to participate in the Tender/Exchange Offer, such Existing Unsecured Notes will be exchanged in the Tender/Exchange Offer free and clear of any and all Liens.  Such Supporting Noteholder has no equity interest in the Company or any of its Subsidiaries nor owns any other Indebtedness of the Company, except as set forth on Schedule 3.02(e).

(f)                             Investment Experience.  Such Supporting Noteholder is an Accredited Investor.

(g)                            Certain Securities Law Matters.  Such Supporting Noteholder, by virtue of such Supporting Noteholder’s expertise, the advice available to such Supporting Noteholder, and its previous investment experience, has extensive knowledge and experience in financial and business matters, investments, securities transactions and the capability to evaluate the merits and risks of this Agreement, the Refinancing and the transactions contemplated hereby and thereby.  Such Supporting Noteholder is able to bear the economic risk of the transactions contemplated by this Agreement and the Refinancing (including the complete loss of such investment) for an indefinite period of time.  Such Supporting Noteholder has had an opportunity to ask questions and receive answers concerning the business and affairs of the Company and its Subsidiaries and such other matters concerning its current investment in the Company, the Refinancing and the transactions contemplated thereby and has had sufficient access to such other information concerning the Company and its Subsidiaries, the Refinancing and the transactions thereby as such Supporting Noteholder has requested.

(h)                           ASOF Representations.

(i)                                     At the Closing, ASOF will have sufficient funds to enable it to pay the ASOF CTO Funding Amount and to fund the New Second Lien Term Loan.

(ii)                                  ASOF acknowledges that the New Third Lien Notes and Warrants to be issued to it in connection with the ASOF CTO Funding have not been registered under the Securities Act, and that such New Third Lien Notes and Warrants may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is effected pursuant to the terms of an effective registration statement under the Securities Act and the Warrants are registered under any other Applicable Law or sold pursuant to an exemption from registration under the Securities Act and any other Applicable Law.

(iii)                               Solely with respect to the New Third Lien Notes and Warrants issued in connection with the ASOF CTO Funding, ASOF intends to acquire such New Third Lien Notes and Warrants for investment purposes only and not with a view to, or the intention of, distributing any such New Third Lien Notes and Warrants in violation of the Securities Act or any other applicable securities laws of the United States or any political subdivision thereof.

(i)                               No Other Representations.  Except for the representations and warranties contained in this Section 3.02, or set forth in the Supporting Noteholder Documents, neither such Supporting Noteholder nor any other Person makes any representation or warranty, express or implied, on behalf of such Supporting Noteholder.

ARTICLE IV

COVENANTS

Section 4.01.                          Limitations on Transfer by Supporting Noteholders.  Each Supporting Noteholder individually covenants and agrees that, from the date hereof until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, such Supporting Noteholder shall not sell, pledge, hypothecate or otherwise transfer any Existing Unsecured Notes except to an Affiliate of such Supporting Noteholder or to a purchaser or other transferee who agrees prior to such transfer to be bound by all of the terms of this Agreement with respect to the relevant Existing Unsecured Notes being transferred to such purchaser or other transferee.  This Agreement shall in no way be construed to preclude the Supporting Noteholders from acquiring additional Existing Unsecured Notes; provided, that any such additional Existing

Unsecured Notes shall automatically be deemed to be subject to all of the terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.01 or any other provision of this Agreement shall amend, supersede or otherwise affect the rights and obligations of any Supporting Noteholder and the Company under confidentiality agreements (each, an “Existing Confidentiality Agreement”) executed with the Company prior to the date of this Agreement, including the obligations of the Company to make public disclosures pursuant to the Existing Confidentiality Agreements.

Section 4.02.                          Conduct of Company Business.  The Company covenants and agrees that from the date hereof until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, it shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice.  Except as expressly contemplated in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written approval of the Supporting Noteholders, to:

(a)                           make any change to the nature of its business; provided, that the Company and its Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business of providing services and products to Governmental Authorities and commercial customers;

(b)                           modify, amend, supplement or waive any provision of its Organizational Documents;

(c)                            sell, assign, transfer, lease, encumber or otherwise dispose of any assets, properties, securities it holds, or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) inventory, (iii) damaged, obsolete or worn-out assets, (iv) non-exclusive licenses of the Company’s intellectual property on arm’s-length terms in the ordinary course of its business to parties that are not Affiliates of the Company, (v) sales or discounts of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction, and (vi) subject to Section 4.16 and to the extent required by the ESOP Plan Documents or Applicable Law, in connection with the acquisition by the ESOP of Common Stock to the extent any ESOP participant has chosen to purchase Common Stock with his or her rollover, transfer or “Participant Elective Deferrals” (as defined in the ESOP Plan Documents), which, for the avoidance of doubt, can be at the then “Current Market Value” (as defined in the ESOP Plan Documents) or at the immediately preceding “Current Market Value,” in each case as provided in and in accordance with the ESOP Plan Documents.

(d)                           make any acquisition of any assets, properties, securities or businesses, whether by merger, stock or asset purchase or otherwise, other than the acquisition of assets (but excluding assets constituting a going concern or business) necessary to conduct its business in the ordinary course consistent with past practice;

(e)                            issue, deliver, redeem or sell or enter into any Contract to issue, deliver, redeem or sell (A) any of its equity interests or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements, commitments or obligations to issue, deliver or sell any of its equity interests; provided, that, subject to Section 4.16 and as required by the ESOP Plan Documents or Applicable Law, the Company may (I) issue Common Stock pursuant to subclause (vi) of Section 4.02(c) or as matching or profit sharing contributions at the then “Current Market Value” (as defined in the ESOP Plan Documents) and in accordance with the ESOP Plan Documents, (II) redeem Common Stock at the then “Current Market Value” (as defined in the ESOP Plan Documents) in connection with distributions to departing ESOP participants, requests by ESOP participants to diversify their interests, participant hardship withdrawals or participant loans (the transactions described in the foregoing clauses (I) and (II) the “Permitted ESOP Transactions”);

(f)                             make, declare, set aside or pay any dividend or other distributions in respect of any of its equity interests, except that any Subsidiary may pay any dividend or make any distribution to the Company, provided, that subject to Section 4.16 and to the extent required by the ESOP Plan Documents or Applicable Law, the Company may make distributions and contributions to the ESOP in connection with Permitted ESOP Transactions;

(g)                            effect any recapitalization, reclassification, stock split or like change in capitalization;

(h)                           authorize or complete any capital expenditures involving expenditures, other than maintenance, repair and replacement capital expenditures and other capital expenditures in the ordinary course of business consistent with past practice and consistent with the Company’s existing budgets for its 2013 and 2014 fiscal years;

(i)                               make any investment in any Person (other than in a Subsidiary in the ordinary course of business) or enter into any partnership, joint venture or similar agreement or arrangement;

(j)                              enter into any Contract outside the ordinary course of business or with an Affiliate or amend, supplement or otherwise modify the terms of any Material Contract or, except in the ordinary course of business and consistent with past practice, Material Government Contract;

(k)                           intentionally take any action or intentionally fail to take any action that would render, or would reasonably be expected to render, any of the representations or warranties of the Company or its Subsidiaries set forth herein untrue;

(l)                               incur, repay or refinance any Indebtedness, provided, that, the Company may draw on and repay the Existing Revolving Facility and cause the issuances of letters of credit thereunder from time to time, in each case consistent with past practice and in the ordinary course of business;

(m)                       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(n)                           except as may be required by Applicable Law, amend, modify, supplement or terminate any Benefit Plan, other than the ESOP Plan Documents in accordance with Section 4.16, or enter into any contract that would constitute a Benefit Plan;

(o)                            except as set forth on a schedule delivered to and approved in writing by the Supporting Noteholders prior to execution of this Agreement, increase the compensation of any of its officers or directors or, except in the ordinary course of business consistent with past practice, increase the compensation of any of its other employees;

(p)                           institute, settle or compromise any pending or threatened Legal Proceeding in an aggregate amount for all Legal Proceedings in excess of $500,000;

(q)                           make any Tax election, enter into any Contract with respect to Taxes, or take any Tax position inconsistent with prior Tax elections, agreements or positions, or take any other action with respect to Taxes that is outside the ordinary course of business (other than such elections, Contracts, positions or actions with respect to Taxes that are immaterial in nature); or

(r)                              approve, authorize or agree (orally or in writing) to take any of the actions identified above.

Section 4.03.                          Access to Information.  Subject to the Existing Confidentiality Agreements, and upon reasonable prior notice to the Company, the Company shall afford the Supporting Noteholders and their respective representatives reasonable access at reasonable times and during normal business hours, throughout the period prior to the Closing Date to the employees, consultants, properties, books, contracts and records of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to the Supporting Noteholders all information in the possession of the Company or any of its Subsidiaries, or in the possession of a third party to the extent reasonably accessible by the Company or any of its Subsidiaries, concerning the Company as may be requested by the Supporting Noteholders.  All access pursuant to this Section 4.03 shall be coordinated through an officer of the Company designated by the Company in writing to the Supporting Noteholders.

Section 4.04.                          Management Employment Agreements.  The Company shall use commercially reasonable efforts to enter into the Management Employment Agreements.

Section 4.05.                          New First Lien Credit Agreement.  The Company shall consult and use its commercially reasonable efforts to cooperate with the Supporting Noteholders in connection with the negotiation and execution of the New First Lien Term Loan and all documents related thereto.

Section 4.06.                          Regulatory Filings. If the Company or the Supporting Noteholders determine a filing is or may be required under Applicable Law in connection with the transactions contemplated by the Refinancing, the Company and the Supporting Noteholders shall use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under Applicable Law with respect to the transactions contemplated by the Refinancing so that any applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof.  Each Party shall use commercially reasonable efforts to cooperate with the other party in connection with any such filing.

Section 4.07.         General Party Covenants.  Each Party agrees and covenants that it shall:

(a)         use commercially reasonable efforts to take or cause to be taken all actions necessary to consummate the Refinancing on the terms and subject to the conditions set forth in this Agreement;

(b)         not take any actions inconsistent with (i) the terms of this Agreement or the Transaction Documents and (ii) the consummation of the Refinancing; and

(c)         between the date hereof and the Closing Date, give prompt written notice to the other Parties hereto of (i) the occurrence, or failure to occur, of any event of which such party is aware which occurrence or failure would be likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, (b) any covenant of such party contained in this Agreement not to be satisfied in any material respect or (c) any condition precedent contained in this Agreement or in the Transaction Documents not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Refinancing, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Refinancing, other than non-substantive communications from the SEC with respect to its review of the contemplated Registration Statement, (iv) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Refinancing, and (v) any failure of any such party to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Transaction Documents.

Section 4.08.         Fees and Expenses.  The Company shall from time to time reimburse the Supporting Noteholders for all out-of-pocket costs, fees, expenses, disbursements and other charges paid by or due and payable by the Supporting Noteholders in connection with the Refinancing and the transactions contemplated thereby (including, investigating, negotiating, documenting and completing such transactions and enforcing, attempting to enforce and preserving any rights or remedies contemplated hereunder), including (i) fees, costs, expenses, disbursements and other charges of Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to the Supporting Noteholders and (ii) fees, costs, expenses, disbursements and other charges of other professionals retained by or on behalf of the Supporting Noteholders, including one financial advisory firm, it being understood that such firm is, as of the date hereof, GLC Advisors & Co. Inc. (collectively, the “Supporting Noteholder Fees and Expenses”).

Section 4.09.         Good Faith Negotiation of Documents.  Each Party hereby further covenants and agrees to negotiate the Transaction Documents in good faith and, in any event, in all respects consistent with this Agreement.

Section 4.10.         Tax Reporting.  With respect to the New Second Lien Term Loan and the New Third Lien Notes, for all U.S. federal, state and local and non-U.S. tax purposes the Company agrees to treat and report such debt instruments as issued at an issue price as reasonably determined by ASOF and the Supporting Noteholders respectively, after consulting with the Company and reasonably taking into account the Company’s comments, and in accordance with Treas. Reg. §1.1273-2.

Section 4.11.         Publicity.  No Party shall issue any press release or public announcement or make any other public disclosure, including any filing with the SEC, concerning this Agreement, the Refinancing or the facts and circumstances thereof without obtaining the prior written approval of each of the Parties, unless, in the sole judgment of a Party, disclosure by such Party is otherwise required by Applicable Law; provided, that, to the extent required by Applicable Law, the Party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such Applicable Law to consult with the other Parties with respect to the timing and content thereof; provided, further, that the Supporting Noteholders and their respective Affiliates are permitted to report and disclose the status of this Agreement and the Refinancing to their limited partners or prospective limited partners, as applicable, in the ordinary course of business and consistent with past practice, subject to any confidentiality and nondisclosure restrictions set forth in the Contracts that govern the relationship between such Parties and their respective limited partners or prospective limited partners.

Section 4.12.         Valuation.

(a)         On December 2, 2013, in accordance with the terms of the ESOP Plan Documents, the ESOP Trustee delivered to the Company a valuation report with respect to the Common Stock of the Company (the “Valuation”) as of September 30, 2013, which Valuation set a value per share of Common Stock as of that date at $8.10 (the “Valuation Price”) (which is the most recent “Current Market Value” for the Common Stock in accordance with the ESOP Documents).  A copy of the Valuation has been provided to the Supporting Noteholders.  The Valuation was (i) conducted by Stout Risius Ross, Inc., the independent third party valuation firm currently retained by the ESOP Trustee to perform valuations of the Company, in accordance with the terms of the ESOP and (ii) made on a pro forma basis after giving effect to the transactions contemplated by this Agreement.  Until the next subsequent regularly scheduled, semi-annual valuation delivered by the ESOP Trustee to the Company, the Valuation Price shall be used for the purpose of valuing the Common Stock in connection with the administration of the ESOP and for all other purposes for which a valuation of the Common Stock is required or advisable, provided, that notwithstanding the foregoing, in the event there are purchase or sale transactions of Common Stock between the ESOP and the Company, a valuation of the Common Stock as of the date of such transaction shall, to the extent required by Applicable Law, be used to value the Common Stock.  For the avoidance of doubt, the Valuation Date (as defined in the ESOP) used in the Valuation was the “special Valuation Date” as such term is used in the Second Amendment to the ESOP, dated September 27, 2013, and the Current Market Value determined in the Valuation was the Current Market Value as of such “special Valuation Date” for purposes of such Second Amendment.

(b)         The Company shall use its commercially reasonable efforts to cause the ESOP Trustee to deliver to the Company a valuation of the Company (the “Subsequent Valuation”) for purposes of establishing the exercise price for the Closing Date Cash Warrants, which Subsequent Valuation shall be (i) conducted by an independent third party valuation firm then retained by the ESOP Trustee to perform valuations of the Common Stock in accordance with the terms of the ESOP and in the ordinary course consistent with past practice and (ii) made on a pro forma basis after giving effect to the transactions contemplated by this Agreement.  The Subsequent Valuation shall be delivered to the Company and the Warrant Agent no later than two (2) months following the Closing Date.  The Subsequent Valuation shall be the same valuation for the purpose of valuing the Common Stock in connection with the ESOP and for all other then present purposes for which a valuation of the Common Stock is required or advisable (including for investment of elective deferrals, rollover contributions, employee ESOP contributions and the Company’s profit sharing and matching contribution obligations), and shall value the Common Stock as of the Closing Date.  The exercise price of the Closing Date Cash Warrants shall be the lesser of (x) $8.10, (y) to the extent a valuation is delivered by the ESOP Trustee to the Company prior to Closing or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014), the value per share of the Common Stock as set forth in such valuation and (z) the value per share of the Common Stock as set forth in the Subsequent Valuation.  To the extent the ESOP Trustee has not timely delivered the Subsequent Valuation for the Closing Date Cash Warrants, the exercise price of the Closing Date Cash Warrants shall be the lesser of (1) $8.10, (2) to the extent a valuation is delivered by the ESOP Trustee to the Company prior to Closing or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014), the value per share of the Common Stock as set forth in such valuation or (3) at the expense of the Company, the value of the Common Stock as determined pursuant to a valuation performed by a third party selected by the Warrant Agent (at the direction of the holders of the majority of outstanding Warrants), which third party shall not be an Affiliate of the Supporting Noteholders.

(c)         The Company shall use its commercially reasonable efforts to cause the ESOP Trustee to deliver to the Company valuations of the Company for purposes of establishing the exercise prices for the 1st Anniversary Warrants and the 2nd Anniversary Warrants.  Each valuation shall be delivered to the Company and the Warrant Agent no later than four (4) months after the end of the Company’s (i) first fiscal year following the Closing Date in the case of the 1st Anniversary Warrants and (ii) second fiscal year following the Closing Date in the case of the Second Anniversary Warrants.  If the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants is within six (6) months following the end of the relevant fiscal year, the exercise price of the 1st Anniversary Warrants or the 2nd Anniversary Warrants, as applicable, will be the lesser of (x) the value of the Common Stock as set forth in such valuation and (y) the value of the Common Stock as set forth in any subsequent valuation delivered prior to the relevant exercise date.  If the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants is later than six (6) months following the end of the relevant Company fiscal year, the Warrant Agent, at the direction of the Warrant Holders, may elect to delay the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants, as applicable, until delivery of a subsequent valuation of the Common Stock.  If the ESOP Trustee fails to timely deliver the subsequent valuation to the Company and the Warrant Agent, the 1st Anniversary Warrant Exercise Price or the 2nd Anniversary Warrant Exercise Price, as applicable, will be the lesser of (1) the value of the Common Stock as set forth in the immediately preceding valuation of the Common Stock and (2) at the expense of the Company, the value of the Common Stock determined in a valuation performed by a third party selected by the Warrant Agent (at the direction of the holders of the majority of outstanding Warrants), which third party shall not be an Affiliate of the Supporting Noteholders.

Section 4.13.         Registration Statement and Tender/Exchange Offer.

(a)         The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practical.  In order to facilitate and expedite review and consideration of the Registration Statement by the Staff of the SEC, the initial discussion with the Staff of the SEC concerning the transactions contemplated by this Agreement shall occur simultaneously upon filing of the Registration Statement.  Counsel for the Company and the Supporting Noteholders shall jointly coordinate and participate in such discussion.  The Company shall pay all applicable SEC filing fees in connection therewith.  Subject to Section 1.01(a), the Company shall file the Prospectus with the SEC as soon as practical, and in no event later than two (2) Business Days, after the Registration Statement is declared effective.  The Company agrees that as of the date of the filing of the Registration Statement with the SEC, as of the date the Registration Statement is declared effective by the SEC, as of the date the Prospectus is filed with the SEC and throughout the pendency of the Tender/Exchange Offer, (i) the Registration Statement and the Prospectus will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, (ii) the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (iii) the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iv) the Tender/Exchange Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (v) no order suspending the effectiveness of the Registration Statement has been issued by the SEC, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the Tender/Exchange Offer has been initiated or threatened by the SEC.

(b)         The Company shall comply with the Securities Act and the Exchange Act, as applicable, so as to permit the completion of the Tender/Exchange Offer as contemplated in the Registration Statement and the Prospectus.  The Company shall immediately notify the Supporting Noteholders, and confirm such notice in writing, (i) when the Registration Statement has become effective, (ii) when any amendment to the Registration Statement has been filed or becomes effective, (iii) when any Prospectus or amendment or supplement to the Prospectus has been filed, (iv) of the issuance by the SEC of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act, (v) of the occurrence of any event prior to the Closing Date as a result of which (A) the Registration Statement as then amended would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (B) the Prospectus or any other Tender/Exchange Offer Document as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus or any other Tender/Exchange Offer Document is delivered, not misleading, (vi) of any injunction or litigation or administrative action or claim relating to the Tender/Exchange Offer, and (vii) the occurrence of any event that could reasonably be expected to cause the Company to withdraw, rescind or terminate the Tender/Exchange Offer.  With respect to clause (iv), the Company shall use its best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus and, if any such order is issued, will obtain as soon as possible the withdrawal thereof. With respect to clause (v), Company shall immediately prepare and, subject to paragraph (c) below, file with the SEC (to the extent required) and furnish to the Supporting Noteholders such amendments to the Registration Statement as may be necessary so that the statements therein as so amended will not be misleading or such amendments or supplements to the Prospectus or such Tender/Exchange Offer Document as may be necessary so that the statements therein as so amended or supplemented will not, in the light of the circumstances existing at the time delivered, be misleading or so that the Registration Statement, the Prospectus or such Tender/Exchange Offer Document will comply with Applicable Law.

(c)         Prior to filing of the Registration Statement with the SEC (including any amendment or supplement thereto) or responding to any comments of the staff of the SEC with respect to Registration Statement, the Company shall provide the Supporting Noteholders (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement (including any amendment or supplement thereto) or the response to the comments from the staff of the SEC. The Company shall include in the Registration Statement (including any amendment or supplement thereto) or in the response to the comments from the staff of the SEC any and all changes reasonably proposed by the Supporting Noteholders.

(d)         The Company shall promptly inform the Supporting Noteholders of any and all comments (written or oral) that it receives from the staff of the SEC with respect to the Registration Statement (other than non-substantive communications) and of any request by the staff of the SEC for any amendment or supplement thereto or for additional information, and the Company shall promptly provide to the Supporting Noteholders copies of all correspondence between the Company and/or any of its representatives and the staff of the SEC with respect to the Registration Statement.  The Company shall use its commercially reasonable efforts to promptly provide responses to the staff of the SEC with respect to all comments received on the Registration Statement from the staff of the SEC and to make any amendments or filings as may be necessary in connection therewith.

(e)         The Company shall comply with all requirements of any applicable state securities or “blue sky” laws, including making all applicable filings and obtain all applicable qualifications.  The Company shall provide the Supporting Noteholders (and its counsel) with a reasonable opportunity to review and comment on any such filings.

(f)          The Company shall cause the definitive Registration Statement to be delivered to the record holders of the Existing Unsecured Notes promptly after the Registration Statement is declared effective by the SEC and shall provide sufficient copies to the record holders for distribution to the beneficial holders of the Existing Unsecured Notes.

Section 4.14.         Continuous Registration Statement.

(a)         As promptly as reasonably possible, and in any event within fifteen (15) Business Days of the Closing Date, the Company shall prepare and file with the SEC one or more “shelf” registration statements (collectively, the “Resale Registration Statement”) covering the resale of all Registrable Securities  for an offering to be made on a continuous basis.

(b)         The Resale Registration Statement shall be on Form S-3.  In the event Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form in accordance herewith as the Supporting Noteholders may consent and (ii) attempt to register the Registrable Securities on Form S-3 as soon as such form is available, provided, that, the Company shall maintain the effectiveness of the Resale Registration Statements then in effect until such time as a Resale Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(c)         The Company shall use commercially reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as reasonably possible after the filing thereof, but in any event within sixty (60) days of such filing (it being understood that the Company does not guarantee that the Registration Statement will be declared effective by the SEC within such time), and shall use commercially reasonable best efforts to keep the Resale Registration Statement continuously effective under the Securities Act until such time as this Section 4.14 no longer survives the Closing pursuant to the terms of Section 8.02 of this Agreement (the “Effectiveness Period”).

(d)         The Company shall notify the Supporting Noteholders in writing as promptly as reasonably possible (and in any event within one Business Day) after receiving notification from the SEC that the Resale Registration Statement has been declared effective.

(e)         Prior to the filing of the Resale Registration Statement, any related prospectus (the “Resale Prospectus”) or any amendments or supplements thereto, Company shall furnish to the Supporting Noteholders copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable approval of the Supporting Noteholders.

(f)          The Company shall (i) prepare and file with the SEC such amendments, including post-effective amendments, to each Resale Registration Statement and the Resale Prospectus as may be necessary to keep the Resale Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period (including as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act) and prepare and file with the SEC such additional Resale Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Resale Prospectus to be amended or supplemented by any required supplement, and as so supplemented or amended to be filed pursuant to Rule 424 under the Securities Act; (iii) respond as promptly as reasonably possible, to any comments (other than non-substantive comments) received from the SEC with respect to the Resale Registration Statement or any amendment thereto and provide the Supporting Noteholders true and complete copies of all correspondence from and to the SEC relating to the Resale Registration Statement as promptly as possible; provided, however, the Company shall not provide copies of any correspondence that would result in the disclosure to the Supporting Noteholders of material and non-public information concerning the Company unless the Supporting Noteholders have executed a confidentiality agreement with the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement in accordance with the intended methods of disposition by the Supporting Noteholders set forth in the Resale Registration Statement or Resale Prospectus (in each case, as amended or supplemented).

(g)         The Company shall notify the Supporting Noteholders in the event that: (i) any Resale Registration Statement or any post-effective amendment is declared effective; (ii) the SEC or any other federal or state Governmental Authority requests any amendment or supplement to any Resale Registration Statement or Resale Prospectus or requests additional information related thereto; (ii) the SEC issues any stop order suspending the effectiveness of any Resale Registration Statement or initiates any proceedings for that purpose; (iv) the Company receives notice of any suspension of the qualification or exemption from qualification of any Resale Registrable Securities for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (vi) the financial statements included or incorporated by reference in any Resale Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Resale Registration Statement or Resale Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Resale Registration Statement, Resale Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)         Upon the occurrence of any event described in paragraph (g) above, the Company shall as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Resale Registration Statement or a supplement to the related Resale Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Resale Registration Statement will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor such Resale Prospectus will contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)          The Company shall be permitted to suspend the availability of the Resale Registration Statement and the use of any Resale Prospectus only if the Company furnishes to the Supporting Noteholders a certificate signed by the chief executive or chief financial officer of the Company stating that in the good faith judgment of the Company’s Board of Directors: (A) any resale of Registrable Securities could reasonably be expected to materially interfere with an acquisition, corporate reorganization, financing or other material transaction then under consideration by the Company or (B) there is some other material development relating to the operations or condition (financial or other) of the Company that has not been disclosed to the general public and as to which it is in the Company’s best interests not to disclose; provided, however, that any period during which the availability of the Resale Registration Statement and any Resale Prospectus may be suspended pursuant to this clause (i) may not exceed thirty (30) days in the aggregate during any twelve (12) month period; provided, further, that the Company may not so suspend the Resale Registration Statement or cause the Supporting Noteholders or any other holder of Registrable Securities to discontinue sales under the Resale Registration Statement or Resale Prospectus more than once in any calendar year.

(j)          The Company shall use its commercially reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Resale Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(k)         The Company shall promptly deliver to the Supporting Noteholders and each other holder of Registrable Securities, without charge, as many copies of the Resale Prospectus and each amendment or supplement thereto as such persons may reasonably request. The Company hereby consents to the use of such Resale Prospectus and each amendment or supplement thereto by the Supporting Noteholders and each other holder of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by such Resale Prospectus and any amendment or supplement thereto.

(l)          The Company shall cooperate with the Supporting Noteholders and each other holder or transferee of Registrable Securities (i) to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Resale Registration Statement, which certificates shall be free of all restrictive legends, and (ii) to enable such Registrable Securities to be in such denominations (permitted by any indenture governing such securities to the extent a debt security) and registered in such names as the Supporting Noteholders and each other holder or transferee of Registrable Securities may request.

(m)        The Company shall pay (or reimburse the Supporting Noteholders for) all fees and expenses incident to the performance of or compliance with this Section 4.14 by the Company, including (i) all registration and filing fees and expenses, including without limitation those related to filings with the SEC and in connection with applicable state securities or blue sky laws, (ii) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Supporting Noteholders or other holders of Registrable Securities), (iii) messenger, telephone and delivery expenses, and (iv) reasonable legal fees and expenses of the Supporting Noteholders.

Section 4.15.         Fungibility.  To the extent that the New Third Lien Notes and/or the Warrants issued to ASOF in the ASOF CTO Funding are assigned different CUSIP numbers than those assigned to the New Third Lien Notes and/or the Warrants issued in the Tender/Exchange Offer or are not provided CUSIP numbers (given that these securities were issued to ASOF in a private placement rather than pursuant to the Registration Statement), the Company shall instruct, and shall use commercially reasonable efforts to cause, the trustee for the New Third Lien Notes Indenture and/or the Warrant Agent, as the case maybe, to exchange the New Third Lien Notes and/or Warrants issued to ASOF in the ASOF CTO Funding for New Third Lien Notes and/or Warrants having the same CUSIP numbers as the New Third Lien Notes and/or the

Warrants issued in the Tender/Exchange Offer or shall otherwise use commercially reasonable efforts to have the New Third Lien Notes and/or Warrants issued to ASOF in the ASOF CTO Funding bear the same CUSIP number as the New Third Lien Notes and/or Warrants issued in the Tender/Exchange Offer (i) if ASOF provides reasonable evidence to the Company that any private legend included on the certificates evidencing such New Third Lien Notes and/or the Warrants may be removed under the Securities Act (it being understood that an opinion of counsel to ASOF shall constitute such reasonable evidence) or (ii) upon the sale by ASOF (or any transferee or successive transferee of ASOF) of such New Third Lien Notes and/or Warrants pursuant to an effective registration statement under the Securities Act, including the Resale Registration Statement.  Any such exchange may be effected pursuant to Section 3(a)(9) of the Securities Act (or any successor provision) or otherwise in accordance with Applicable Law.  The New Third Lien Notes and the Warrants issued in connection with the Exchange Option shall have the same CUSIP numbers as the New Third Lien Notes and the Warrants issued in connection with the Prorata CTO Funding.

Section 4.16.         ESOP.  The Company shall not amend, supplement, restate or otherwise modify or alter the ESOP or ESOP Plan Documents, or consent to any amendment, supplement, restatement or other modification or alteration of the ESOP or the ESOP Plan Documents, unless such amendment, supplement, restatement, modification or alteration (x) is not inconsistent with the terms of this Agreement and the other Transaction Documents or (y) is required by Applicable Law or Internal Revenue Service guidance or procedures; provided, that to the extent that any amendment, supplement, restatement, modification or alteration of the ESOP or ESOP Documents required by Applicable Law results in the ESOP or the ESOP Documents being inconsistent with terms of this Agreement or any of the Transaction Documents, the Company agrees that it will use commercially reasonable efforts to minimize or eliminate such inconsistency, to the fullest extent permitted by Applicable Law; provided further, that the Company shall provide the Supporting Noteholders with reasonable advanced written notice of any proposed amendment, supplement, restatement or modification of the ESOP or the ESOP Plan Documents.

Section 4.17.         No Shop.

(a)         From the date of this Agreement until the earliest to occur of: (i) the termination of this Agreement in accordance with its terms; or (ii) the Closing Date, the Company shall not, and shall cause its Subsidiaries and the respective Affiliates, representatives, agents, consultants, attorneys and other advisors of the Company or any of its Subsidiaries, and any other Person acting on behalf of the Company or any of its Subsidiaries not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for or otherwise effect any Alternate Transaction, and shall terminate any agreement or arrangement related to the foregoing to which the Company or its Subsidiaries are parties, as well as any activities and discussions related to the foregoing as may be continuing with any party other than the Supporting Noteholders and their representatives.

(b)         Subject to the Company having been in compliance with the provisions of Section 4.17(a) at all times since execution of this Agreement, if the Company receives an unsolicited written offer or proposal from an unaffiliated third party that provides for the repayment in full, in cash of all outstanding Existing Secured Notes and Existing Unsecured Notes, at the principal amount thereof (together with all accrued interest, fees, premiums and like amounts) and the payment of the Second Lien Commitment Fee (a “Paid In Full Proposal”), the Company may terminate this Agreement if and only if concurrently with the termination, the Company repays in full, in cash all outstanding Existing Secured Notes and Existing Unsecured Notes, at the principal amount thereof (together with all accrued interest, fees, premiums and like amounts) and pays the Second Lien Commitment Fee.

Section 4.18.         Existing Arranger Fees.  The Company shall not amend, modify, alter, supplement or change any engagement letters, fee letters or other similar or like letters the Company has with GS and WF if the result of such amendment, modification, supplement, alteration or change would be to increase, directly or indirectly, the amount of any Arranger Fees payable to GS and WF.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01.         Conditions Precedent to Obligations of the Supporting Noteholders.  The obligation of the Supporting Noteholders to consummate the Refinancing and of ASOF to pay the ASOF CTO Funding Amount is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Supporting Noteholders in whole or in part to the extent permitted by Applicable Law):

(a)         the representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (i) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality and (ii) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date).  The Supporting Noteholders shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, with respect to the Company’s compliance with the foregoing;

(b)         the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)         the Company shall have delivered or paid, or caused to be delivered or paid, all of the items to be delivered or paid by the Company set forth in Section 2.02 to the respective Parties designated therein;

(d)         there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Refinancing;

(e)         to the extent that the Company or the Supporting Noteholders determine that a filing or filings is required under Applicable Law in connection with the transactions contemplated by the Refinancing, such filing or filings shall have been delivered to and received by the relevant Government Authority with which the filing or filings is required to be made;

(f)          the structure of the transactions contemplated by the Agreement and the Refinancing, the utilization or preservation of any tax attributes or benefits of the Company, and the resolution of any tax issues or potential Liability shall be acceptable to the Supporting Noteholders;

(g)         the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration statement shall have been issued by the SEC relating to the Registration Statement and no proceedings for that purpose shall have been instituted or be pending, or to the Company’s knowledge, be contemplated or threatened by the SEC;

(h)         the Tender/Exchange Offer shall have expired in accordance with its terms, with the Company having received valid tenders of ninety-five percent (95%) of principal amount of outstanding Existing Unsecured Notes in the Tender/Exchange Offer, or such lesser percentage as determined by the Supporting Noteholders (the “Minimum Condition”);

(i)          the Transaction Documents shall be in form and substance reasonably acceptable to the Supporting Noteholders and shall have been reviewed and expressly approved by the Supporting Noteholders in their reasonable discretion;

(j)          the Transaction Documents (other than the Tender/Exchange Offer Documents) shall have been executed by all parties thereto (other than the Supporting Noteholders);

(k)         either (x) the Company shall have received from Deloitte & Touche LLP a reissued audit opinion (which shall not have been rescinded) with respect to the Company’s consolidated financial statements for the fiscal year ended September 30, 2013 which audit opinion shall not be qualified, or (y) the Supporting Noteholders shall have been given comfort, reasonably satisfactory in form and substance to them, that the Company will obtain a reissued audit opinion with respect to its consolidated financial statements for the fiscal year ended September 30, 2013 that will not be qualified promptly following the Closing;

(l)          the Company shall have received the Satisfaction and Discharge Acknowledgement;

(m)        the Company shall have filed the Designation Certificate with the Secretary of State of the state of Delaware;

(n)         the Company shall have terminated or caused to be terminated all Affiliate Contracts;

(o)         no Material Adverse Change shall have occurred since the date hereof;

(p)         no Material Market Change shall have occurred since the date hereof;

(q)                           the Company shall have paid, by wire transfer of immediately available funds, all Supporting Noteholder Fees and Expenses incurred through the Closing Date;

(r)                              the New Revolving Credit Agreement shall have been drawn in an amount not in excess of the Permitted Revolver Draw as of the Closing Date;

(s)                             payment of all Closing Fees and Arranger Fees; and

(t)                              if necessary and appropriate as determined by each of the Supporting Noteholders in their respective sole and absolute discretion, the Supporting Noteholders shall have entered into a voting agreement with respect to the Warrants to be owned by the Supporting Noteholders following the Closing.

Section 5.02.                          Conditions Precedent to Obligations of the Company.  The obligation of the Company to consummate the Refinancing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Law):

(a)                           the representations and warranties of the Supporting Noteholders set forth in this Agreement shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (i) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality and (ii) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

(b)                           each Supporting Noteholder shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)                            the New First Lien Credit Agreement shall have been executed and delivered to the Company by the lenders thereunder;

(d)                           the New Second Lien Credit Agreement shall have been executed and delivered to the Company by ASOF;

(e)                            the New Revolving Credit Agreement shall have been executed and delivered to the Company by the lenders thereunder;

(f)                             each Supporting Noteholder shall have delivered, or caused to be delivered, all of the items to be delivered by such Supporting Noteholder set forth in Section 2.02 to the respective Parties designated therein;

(g)                            there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Refinancing;

(h)                           ASOF shall have paid the ASOF CTO Funding Amount, to the extent required under this Agreement; and

(i)                               the Transaction Documents (other than the Tender/Exchange Offer Documents) shall have been executed by all parties thereto (other than the Supporting Noteholders).

Section 5.03.                          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 5.01 or Section 5.02 as the case may be, if such failure was materially caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VI

TERMINATION

Section 6.01.                          Termination by the Supporting Noteholders.  This Agreement may be terminated by delivery of a notice in accordance with Section 8.07 by the Supporting Noteholders to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party, upon the occurrence of the following:

(a)                           if the Company shall not have paid the Incremental Second Lien Extension Fee as required by and provided for in Section 1.03(c);

(b)                           if the Company shall not have paid the Supporting Noteholder Fees and Expenses as required by and provided for in Section 2.02(a)(viii);

(c)                            Intentionally omitted;

(d)                           the Tender/Exchange Offer is terminated in accordance with its terms or expires, in each case without the Minimum Condition having been satisfied;

(e)                            if the Closing shall not have been consummated on or before July 31, 2014 (the “Outside Date”);

(f)                             the issuance by any Governmental Authority of any Order enjoining the consummation of or rendering illegal the Refinancing (or any part thereof), and such Order has not been not stayed, reversed or vacated within thirty (30) days after such issuance;

(g)                            a Material Adverse Change shall have occurred since the date hereof;

(h)                           a Material Market Change shall have occurred since the date hereof;

(i)                               the All-In Yield under the New First Lien Term Loan exceeds eight and one quarter percent (8.25%);

(j)                              there shall have been a breach of Section 4.17(a) or Section 4.18;

(k)                           one or more of the conditions set forth in Section 5.01 becomes impracticable or impossible to satisfy; or

(l)                               the Company shall breach any of their respective representations, warranties, covenants or obligations hereunder, which breach (i) would give rise to the failure of a condition set forth in Section 5.01 to be met and (ii) to the extent curable, has not been cured by such breaching Party within the earlier of: (x) five (5) Business Days after receipt by such breaching Party of written notice of such breach by the Supporting Noteholders, and (y) one (1) Business Day prior to the Outside Date, but, in each case, only so long as the Supporting Noteholders are not then in breach of their representations, warranties, covenants or obligations hereunder, which breach would give rise to the failure of a condition set forth in Section 5.01 or Section 5.02 to be met.

Section 6.02.                          Termination by the Company.  This Agreement may be terminated by delivery of a notice in accordance with Section 8.07 by the Company to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party, upon the occurrence of the following:

(a)                           the Tender/Exchange Offer is terminated in accordance with its terms or expires without any Existing Unsecured Notes being purchased by the Company thereunder;

(b)                           if the Closing shall not have been consummated on or before the date that is two hundred (200) days following the date of execution of this Agreement by all parties hereto;

(c)                            repayment in full, in cash of all outstanding Existing Secured Notes and Existing Unsecured Notes, at the principal amount thereof (together with all accrued interest, fees, premiums and like amounts) and payment of the Second Lien Commitment Fee by the Company following receipt of a Paid In Full Proposal in accordance with the provisions of Section 4.17(b);

(d)                           the issuance by any Governmental Authority of any Order enjoining the consummation of or rendering illegal the Refinancing (or any part thereof), and such ruling, judgment or order has not been not stayed, reversed or vacated within thirty (30) days after such issuance;

(e)                            the Supporting Noteholders shall breach any of their respective representations, warranties, covenants or obligations hereunder, which breach (i) would give rise to the failure of a condition set forth in Section 5.02 to be met and (ii) to the extent curable, has not been cured by such breaching Party within the earlier of: (x) five (5) Business Days after receipt by such breaching Party of written notice of such breach by the Company, and (y) one (1) Business Day prior to the Outside Date, but, in each case, only so long as the Company is not then in breach of heir representations, warranties, covenants or obligations hereunder, which breach would give rise to the failure of a condition set forth in Section 5.01 to be met; or

(f)                             one or more of the conditions set forth in Section 5.02 becomes impracticable or impossible to satisfy.

Section 6.03.                          Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing Date upon the mutual written consent of the Company and the Supporting Noteholders.

Section 6.04.                          Effect of Termination.  In the event that this Agreement is validly terminated as provided in Section 6.01, Section 6.02 or Section 6.03, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination shall be without liability to the Parties; provided, that the obligations of the Parties set forth in this Section 6.04, Section 1.02(c), Section 1.03(c) and ARTICLE VIII shall, in each case, survive any such termination and be enforceable hereunder.  Nothing in this Section 6.04 shall relieve any Party of any liability for a breach of this Agreement prior to the date of termination.  Upon termination of this Agreement for any reason, the Company shall on the later to occur of (i) one (1) Business Day following the date of such termination or (ii) one (1) Business Day following receipt of an invoice or invoices containing the Supporting Noteholder Fees and Expenses, pay to the Supporting Noteholders, by wire transfer of immediately available funds, all outstanding Supporting Noteholder Fees and Expenses.

ARTICLE VII

INDEMNIFICATION

Section 7.01.                          Indemnification.

(a)                           Subject to the provisions of Section 8.02 relating to the survival of representations and warranties, from and after the Closing, the Company will indemnify and hold harmless the Supporting Noteholders, their respective officers, partners, members, directors and Affiliates and each Person, if any, who controls each Supporting Noteholder, against any losses, claims, damages, Liabilities, claims, deficiencies, interest and penalties, costs and expenses, including losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) to which any Supporting Noteholder may become subject arising from or out of or based upon (i) any breach by the Company of any of its representations and warranties, or (ii) the failure by the Company to comply with any of its covenants or obligations, in each case as set forth in this Agreement, the Transaction Documents or any other agreement or instrument contemplated hereby or thereby; and the Company will reimburse the Supporting Noteholders from time to time for any legal or other expenses reasonably incurred by the Supporting Noteholders in connection with investigating or defending any Loss.

(b)                           Each Supporting Noteholder will, severally as to itself only and not jointly (and not on a joint and several basis), indemnify and hold harmless the Company and its officers, directors and its Subsidiaries and Affiliates and each Person, if any, who controls the Company, against any Losses to which the Company may become subject arising from or out of or based upon (i) any breach by such Supporting Noteholder of any of its representations and warranties, or (ii) the failure by such Supporting Noteholder to comply with any of its covenants or obligations, in each case as set forth in this Agreement, the Transaction Documents or any other agreement or instrument contemplated hereby or thereby; and such Supporting Noteholder will reimburse the Company from time to time for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such Loss.

(c)                            If either any Supporting Noteholder, on the one hand, or the Company, on the other hand, shall have a claim for indemnification hereunder (the “indemnified party”) for any claim other than a claim asserted by a third party, the indemnified party shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “indemnifying party”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim.  The failure to make timely delivery of such written notice by the indemnified party to the indemnifying party shall not relieve the indemnifying party from any liability under this Section 7.01 with respect to such matter, except to the extent the indemnifying party is actually materially prejudiced by failure to give such notice.

(d)                           Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation (unless (x) the indemnifying party fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the indemnified party, (y) the indemnified party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such indemnified party or other indemnified parties that are not available to the indemnifying party, or (z) the indemnified party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the indemnified party and the indemnifying party may have different, conflicting, or adverse legal positions or interests).

(e)                            No indemnifying party shall, without the (not to be unreasonably withheld) of the indemnified party, effect any settlement or compromise of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party or consent to the entry of any judgment unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party and

(iii) does not in any manner involve any injunctive relief against the indemnified party or materially and adversely affect the indemnified party.

(f)                             If the indemnifying party elects not to assume the defense of and indemnification for such matter, then the indemnified party shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the indemnifying party; provided, that the indemnified party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.                          Specific Performance/Damages.  Each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at Applicable Law for money damages, and therefore each Party agrees that in the event of any such breach the other Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such Parties may be entitled, at Applicable Law or in equity. In no event will any of the Parties be liable for incidental, consequential, punitive or exemplary damages in any action arising from or relating to this Agreement.

Section 8.02.                          Survival.  The representations and warranties contained in ARTICLE III and the obligations, agreements and covenants contained in this Agreement shall survive the Closing Date to the maximum extent permitted by Applicable Law (and shall remain in effect after such time to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided, that the same shall no longer survive, shall terminate and shall no longer have any force and effect after such time as no Supporting Noteholder holds, individually and not in the aggregate, at least fifteen percent (15%) of the New Third Lien Notes issued to such Supporting Noteholder on the Closing Date (except to the extent a claim for indemnification has been made prior to such time).

Section 8.03.                          Amendments.  This Agreement may not be modified, amended or supplemented except in writing signed by each of the Parties.

Section 8.04.                          Non-Recourse.  Each Party acknowledges and agrees that all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Applicable Law or in equity, or granted by statute, including single business enterprise and piercing the veil causes of action) that may be based upon, arise under, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement.

Section 8.05.                          No Waiver.  The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Applicable Law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 8.06.                          Governing Law; Exclusive Jurisdiction; WAIVER OF JURY TRIAL.

(a)                           This Agreement (and all claims, controversies and cause of action relating to or otherwise arising in connection with this Agreement and the transactions contemplated hereby) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the Applicable Laws of the State of New York, without giving effect to any choice of law or conflict of law provisions that would cause the application of Applicable Laws of any jurisdiction other than the State of New York.

(b)                           Each of the Parties irrevocably agrees that any and all suits, legal actions or proceedings arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to and accepts the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Refinancing, and hereby waives any objection or defense it may now or hereafter have based on inconvenient forum in any such actions or proceedings.  Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.

(c)                            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07.                          Notices.  All demands, notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given (i) on the day of delivery if delivered personally, (ii) upon receipt if sent via facsimile (with confirmation) or by electronic mail (with confirmation), (iii) on the day of delivery if mailed by registered or certified mail (return receipt requested) or (iv) on the day of delivery if delivered by an express courier (with confirmation).  Any notice or other communication required or permitted hereunder shall be delivered to the following addresses and facsimile numbers:

(a)                           if to the Company to:

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

Attention:  Kevin Boyle

Facsimile:  (703) 734-6901
Email: kboyle@alionscience.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

767 Fifth Avenue

New York, NY 10153

Attention: David S. Cole

Facsimile: 703-720-8610

Email: David.Cole@hklaw.com

(b)                           if to any Supporting Noteholder, to:

such Supporting Noteholder at the address shown for such Supporting Noteholder on the applicable signature page hereto.

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10007

Attention:  Brad Eric Scheler & Jennifer L. Rodburg

Facsimile (212) 859-8000

Email: brad.eric.scheler@friedfrank.com

jennifer.rodburg@friedfrank.com

Such notice information may be changed by notice to the other Parties in accordance with this Section 8.07.

Section 8.08.                          Entire Agreement.  This Agreement (including the Exhibits and Schedules) constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect thereto, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and any of the other Parties shall continue in full force and effect in accordance with its terms.

Section 8.09.                          Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

Section 8.10.                          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of each of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

Section 8.11.                          Several, Not Joint, Obligations.  The agreements, representations and obligations of the Supporting Noteholders under this Agreement are, in all respects, several and not joint.

Section 8.12.                          Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Applicable Law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 8.13.                          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page to this Agreement.

Section 8.14.                          No Third Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third party beneficiary hereof.

Section 8.15.                          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.16.                          Further Assurances.  From time to time after the date of this Agreement, each of the Parties shall: (a) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including by (i) cooperating with, and instructing their respective representatives to cooperate with, any procedures necessary to effect the Closing, and (ii) executing, acknowledging and delivering to the other Parties such other documents, instruments and certificates, and taking such other actions, as any other Party may reasonably request in order to consummate the transactions contemplated hereby; and (b) refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8.17.                          Interpretation; Rules of Construction.  When a reference is made in this Agreement to an Article, Exhibit, Section or Schedule, such reference shall be to an Article, Exhibit, Section or Schedule, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.”  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE IX

DEFINITIONS

Section 9.01.                          Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.01:

1.                                      “1st Anniversary Warrants” has the meaning set forth in the Recitals.

2.                                      “2nd Anniversary Warrants” has the meaning set forth in the Recitals.

3.                                      “Accredited Investor” means an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.                                      “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, agencies of the federal government of the United States shall not be deemed to be Affiliates of each other.

5.                                      “Affiliate Contracts” mean the Contracts between the Company or any of its Subsidiaries and any Affiliate of the Company or any of its Subsidiaries, other than inter-company work orders, as set forth on Schedule II.

6.                                      “Aggregate Cash Tender Price” has the meaning set forth in the Recitals.

7.                                      “Agreement” has the meaning set forth in the Preamble.

8.                                      “All-in Yield” means, with respect to any Indebtedness of the Company, the all-in yield applicable to such Indebtedness, including interest rate margins, any interest rate floors, and Closing Fees (based on the actual remaining life to maturity; i.e., 100 bps of Closing Fees equates to a percentage equal to 100bps divided by the remaining number of years to maturity), but excluding Arranger Fees paid or payable in connection therewith.

9.                                      “Alternate Transaction” means any plan, proposal, offer, financing or transaction with one or more parties other than the Supporting Noteholders that is inconsistent in any way with the terms of this Agreement, the Refinancing, the Transaction Documents or any portion thereof (including Section 1.03(b)), or any solicitation, discussions or negotiations with respect thereto.

10.                               “Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and Permits.

11.                               “Arranger Fees” mean commitment fees, underwriting fees, arranger fees, engagement fees or similar or like fees or compensation payable to the arrangers of any of the Company’s Indebtedness, including the New Revolving Credit Agreement, the New First Lien Term Loan, the New Second Lien Term Loan and the New Third Lien Notes.

12.                               “ASOF” has the meaning set forth in the Preamble.

13.                               “ASOF CTO Funding” has the meaning set forth in Section 1.02(a).

14.                               “ASOF CTO Funding Amount” has the meaning set forth in Section 1.02(a).

15.                               “Benefit Plan” means any Pension Plan, Welfare Plan or Other Benefit Plan.

16.                               “Board” has the meaning set forth in Section 1.08.

17.                               “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

18.                               “Cash Tender Cap” has the meaning set forth in the Recitals.

19.                               “Cash Tender Option” has the meaning set forth in the Recitals.

20.                               “Cash Tender Price” has the meaning set forth in the Recitals.

21.                               “Cash Tender/Exchange Offer Payments” has the meaning set forth in Section 2.02(b)(ii).

22.                               “Cash Warrants” means warrants to purchase up to 15% of the Company’s equity on a fully diluted basis (taking into account (i) the shares of Common Stock underlying the Existing Warrants as if the Existing Warrants had been exercised immediately prior to the Closing Date, (ii) shares of Common Stock purchased by the ESOP from the Company using rollovers, transfers or “Participant Elective Deferrals” (as defined in the ESOP) for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such purchases had been completed prior to the Closing Date and (iii) matching or profit sharing contributions of Common Stock to the ESOP for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such contributions had been completed prior to the Closing Date) at an exercise price equal to the “Current Market Value” determined in the Valuation and such other terms as set forth on Exhibit F and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

23.                               “Closing” has the meaning set forth in Section 2.01.

24.                               “Closing Date” has the meaning set forth in Section 2.01.

25.                               “Closing Date Cash Warrants” has the meaning set forth in the Recitals.

26.                               “Closing Fees” mean closing fees, commitment fees, upfront fees, ticking fees, original issue discount and similar or like compensation (other than Arranger Fees), payable to the lenders under, with respect to or in any way related to any of the Company’s Indebtedness, including the New Revolving Credit Agreement, the New First Lien Term Loan, the New Second Lien Term Loan and the New Third Lien Notes.

27.                               “Common Stock” has the meaning set forth in the Recitals.

28.                               “Company” has the meaning set forth in the Preamble.

29.                               “Company Documents” has the meaning set forth in Section 3.01(b).

30.                               “Company Filed SEC Documents” has the meaning set forth in Section 3.01(g)(i).

31.                               “Consents” has the meaning set forth in Section 1.01(g).

32.                               “Contract” means any agreement, contract, obligation, promise, understanding, commitment or undertaking, in each case, whether oral or written.

33.                               “CTO Commitment Fee” has the meaning set forth in Section 1.02(c).

34.                               “CTO Funding Amount” has the meaning set forth in Section 1.02(a).

35.                               “D&O Insurance” has the meaning set forth in Section 3.01(q).

36.                               “Designation Certificate” means the Certificate of Designation of the Series A Preferred Stock setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock; which shall be on substantially the terms set forth on Exhibit G and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

37.                               “DTC” has the meaning set forth in Section 2.02(b)(xii).

38.                               “Early Tender Payment” has the meaning set forth in Section 1.01(d).

39.                               “Effectiveness Period” has the meaning set forth in Section 4.14(c).

40.                               “Electing Holder” has the meaning set forth in Section 1.02(e).

41.                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

42.                               “ESOP” means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2011, as may have been amended, amended and restated, supplemented or otherwise modified from time to time on or prior to the date hereof.

43.                               “ESOP Plan Documents” means those documents listed on Schedule III, each as may be amended, supplemented or modified from time to time.

44.                               “ESOP Trustee” means the trustee of the ESOT.  As of the Closing Date, the ESOT Trustee is State Street Bank and Trust Company.  The ESOP Trustee may change after the Closing.

45.                               “ESOT” means the trust entitled “Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” and adopted and maintained by the Company pursuant to applicable ESOP Plan Documents.

46.                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

47.                               “Exchange Option” has the meaning set forth in the Recitals.

48.                               “Exchange Price” has the meaning set forth in the Recitals.

49.                               “Existing Confidentiality Agreement” has the meaning set forth in Section 4.01.

50.                               “Existing Revolving Facility” has the meaning set forth in the Recitals.

51.                               “Existing Secured Notes” has the meaning set forth in the Recitals.

52.                               “Existing Secured Notes Indenture” has the meaning set forth in the Recitals.

53.                               “Existing Secured Notes Tender” has the meaning set forth in Section 1.03(g).

54.                               “Existing Unsecured Notes” has the meaning set forth in the Recitals.

55.                               “Existing Unsecured Notes Indenture” has the meaning set forth in the Recitals.

56.                               “Federal Governmental Contract” means a Federal Governmental Prime Contract or a Federal Governmental Subcontract.

57.                               “Federal Governmental Prime Contract” means any Contract between the Company or any of its Subsidiaries and an agency, department or instrumentality of the United States where the Company or any of its Subsidiaries is the prime contractor.

58.                               “Federal Governmental Subcontract” means any Contract between the Company or any of its Subsidiaries and any Person that is the prime contractor under a related contract with an agency, department or instrumentality of the United States where the Company or any of its Subsidiaries is a subcontractor of such prime contractor.

59.                               “GAAP” means generally accepted accounting principles in the United States.

60.                               “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank and whether public or private).

61.                               “GS” has the meaning set forth in Section 3.01(t).

62.                               “Incremental Second Lien Commitment Extension Fee” has the meaning set forth in Section 1.03(c).

63.                               “Indebtedness” means: (A) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company or its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or otherwise, (B) all obligations of the Company or its Subsidiaries to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP, (C) all guaranties and other obligations of the Company or its Subsidiaries in respect of indebtedness for borrowed money of persons other than the Company and its Subsidiaries, (D) all premiums, fees or penalties related to any of the foregoing and payment obligations with respect to swap arrangements and related break-up fees, (E) all obligations (including breakage costs) payable by the Company or its Subsidiaries under interest rate and currency protection agreements and (F) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services or secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business and accounted for as operating leases.

64.                               “Intercreditor Agreement” means the intercreditor agreement to be executed by the agents under the New Revolving Facility, the New First Lien Loan and the New Second Lien Term Loan, and the trustee under the New Third Lien Notes Indenture, which shall be in form and substance reasonably acceptable to the Supporting Noteholders.

65.                               “Latest Balance Sheet Date” has the meaning set forth in Section 3.01(h).

66.                               “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or claim by or before a Governmental Authority.

67.                               “Liabilities” means any debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description whether accrued, unliquidated, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or any other nature, whether due or to become due and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

68.                               “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder, limited liability member, or similar agreement or encumbrance.

69.                               “Losses” has the meaning set forth in Section 7.01(a).

70.                               “Management Employment Agreements” means the new employment agreements to be executed as part of the refinancing transactions contemplated by the Refinancing Agreement for the members of the Company’s existing senior management listed on Schedule IV, which list is subject to revision by the Supporting Noteholders prior to the Closing, which agreements shall be in a standardized form based on the Company’s existing employment agreements, be substantially in the form and substance provided by the Supporting Noteholders to the Company prior to the date hereof and otherwise be reasonably consistent with the intent of the material terms of the existing agreements, except that the Management Employment Agreements shall have a five (5) year term and shall include nonsolicitation and other restrictive covenants intended to support senior management’s commitment to the Company.

71.                               “Material Adverse Change” or “Material Adverse Effect” means any one or more changes, events, occurrences or effects, which individually or together with any other changes, events, occurrences or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, results of operations, liabilities, finances, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or would affect the ability of the Company to perform its obligations set forth in this Agreement or the Company Documents or consummate the Refinancing by the Outside Date; provided that the Company’s receipt of a qualified audit opinion in connection with its consolidated financial statements for the fiscal year ended on September 30, 2013 based upon the upcoming maturity of the Existing Secured Notes shall not be Material Adverse Change or a Material Adverse Effect.

72.                               “Material Contract” means: (i) any Contract, except a Material Government Contract, to which the Company or its Subsidiaries are party to pursuant to which the Company and its Subsidiaries may be entitled to receive future payments exceeding, individually or in the aggregate with other Contracts with the same counterparty or Affiliates of that counterparty, $1,000,000; (ii) any Contract, except a Material Government Contract,  to which the Company or any of its Subsidiaries is party to pursuant to which the Company and its Subsidiaries are obligated or is likely to become obligated to make payments in excess of, individually or in the aggregate with other Contracts with the same counterparty or Affiliates of that counterparty, $1,000,000, in the aggregate, during the 2013 calendar year; and (iii) any Affiliate Contract.

73.                               “Material Government Contract” means, as of any date of determination, a Federal Governmental Contract (a) pursuant to which the Company or any of its Subsidiaries may be entitled to receive payments exceeding $250,000 in the aggregate (the value determination based on the contract or task order awarded to the Company or any of its Subsidiaries less any billings to date by the Company or any of its Subsidiaries) and (b) that has a remaining duration of at least twelve months.

74.                               “Material Market Change” means, in the reasonable determination of the Supporting Noteholders, any one or more changes, events, occurrences or effects, which individually or together with any other changes, events, occurrences or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on (i) the industries in which the Company conducts its business; or (ii) general economic, political or financial market conditions, including (a) any material suspension or material limitation of trading in securities generally on any securities exchange in the United States, (b) a material impairment in the trading market for debt securities, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency on, or other event that might affect the extension of credit by, banks or other lending institutions in the United States, (d) any banking moratorium declared by United States federal authorities, (e) any major disruption of settlements of securities in the United States or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

75.                               “Maximum Participation Amount” has the meaning set forth in Section 1.02(d).

76.                               “Minimum Condition” has the meaning set forth in Section 5.01(h).

77.                               “New First Lien Credit Agreement” has the meaning set forth in the Recitals.

78.                               “New First Lien Term Loan” has the meaning set forth in the Recitals.

79.                               “New Revolving Credit Agreement” means the credit agreement evidencing the New Revolving Facility, which shall be in form and substance reasonably acceptable to the Supporting Noteholders.

80.                               “New Revolving Facility” has the meaning set forth in the Recitals.

81.                               “New Second Lien Credit Agreement” has the meaning set forth in the Recitals.

82.                               “New Second Lien Term Loan” has the meaning set forth in the Recitals.

83.                               “New Third Lien Notes” has the meaning set forth in the Recitals.

84.                               “New Third Lien Notes Indenture” means the indenture governing the New Third Lien Notes, which shall be on substantially the terms set forth on Exhibit H and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

85.                               “Note Purchase Agreement” means the agreement to be executed by ASOF and the Company regarding ASOFs purchase of New Third Lien Notes and Warrants in connection with the ASOF CTO Funding, which shall be in form and substance reasonably acceptable to ASOF.

86.                               “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

87.                               “Organizational Documents” means the charter, by-laws, limited liability company agreements or other governing documents of the Company or its Subsidiaries, as applicable.

88.                               “Other Benefit Plan” means any employment contract or bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, change of control, retention or similar material plan or arrangement.

89.                               “Outside Date” has the meaning set forth in Section 6.01(e).

90.                               “Paid In Full Proposal” has the meaning set forth in Section 4.17(b).

91.                               “Participation Amount” has the meaning set forth in Section 1.02(d).

92.                               “Parties” has the meaning set forth in the Preamble.

93.                               “Party” has the meaning set forth in the Preamble.

94.                               “Penny Warrants” means warrants to purchase up to 12.5% of the Company’s equity on a fully diluted basis (taking into account (i) the shares of Common Stock underlying the Existing Warrants as if the Existing Warrants had been exercised immediately prior to the Closing Date, (ii) shares of Common Stock purchased by the ESOP from the Company using rollovers, transfers or “Participant Elective Deferrals” (as defined in the ESOP) for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such purchases had been completed prior to the Closing Date and (iii) matching or profit sharing contributions of Common Stock to the ESOP for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such contributions had been completed prior to the Closing Date) at an exercise price of $0.01 and on such other terms as set forth on Exhibit F and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

95.                               “Pension Plan” means any employee pension benefit plan (as defined in section 3(2) of ERISA.

96.                               “Permits” means any approvals, authorizations, certificates, consents, licenses, notices, permits, or registrations of a Governmental Authority.

97.                               “Permitted ESOP Transactions” has the meaning set forth in Section 4.02(e).

98.                               “Permitted Revolver Draw” has the meaning set forth in the Recitals.

99.                               “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

100.                        “Phoenix” has the meaning set forth in the Preamble.

101.                        “Pro Rata Share” means a percentage determined based on the principal amount of New Third Lien Notes issued to a holder in connection with the Tender/Exchange Offer, the ASOF CTO Funding or the Prorata CTO Funding, as applicable, over the total principal amount of New Third Lien Notes issued to all holders in connection with the Tender/Exchange Offer, the ASOF CTO Funding and the Prorata CTO Funding.

102.                        “Prorata CTO Funding” has the meaning set forth in Section 1.02(d).

103.                        “Prospectus” has the meaning set forth in Section 1.01(k).

104.                        “QIB” means a qualified institutional buyer, as such term is defined in Rule 144A under the Exchange Act.

105.                        “Redemption Deposit” has the meaning set forth in Section 1.03(h).

106.                        “Redemption Notices” has the meaning set forth in Section 1.03(h).

107.                        “Refinancing” has the meaning set forth in the Recitals.

108.                        “Registrable Securities” means (1) any shares of Common Stock underlying the Warrants that may be issued from time to time upon exercise of any such Warrants, (2) the New Third Lien Notes, the Penny Warrants and the Cash Warrants issued to ASOF in exchange for the ASOF CTO Funding and (3) any other securities of the Company issued to any of the Supporting Noteholders in connection with the transactions contemplated by this Agreement each for so long as such Supporting Noteholder may be deemed to be an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company.

109.                        “Registration Statement” has the meaning set forth in Section 1.01(k).

110.                        “Resale Prospectus” has the meaning set forth in Section 4.14(e).

111.                        “Resale Registration Statement” has the meaning set forth in Section 4.14(a).

112.                        “Satisfaction and Discharge Acknowledgement” has the meaning set forth in Section 1.03(h).

113.                        “SEC” means the United States Securities and Exchange Commission.

114.                        “Second Lien Commitment Fee” has the meaning set forth in Section 1.03(d).

114A.               “Second Lien Commitment Extension Fee” has the meaning set forth in Section 1.03(c).

115.                        “Second Lien Ticking Fee” has the meaning set forth in Section 1.03(e).

116.                        “Second Lien Upfront Fee” has the meaning set forth in Section 1.03(c).

117.                        “Securities Act” means the Securities Act of 1933, as amended.

118.                        “Series A Directors” has the meaning set forth in Section 1.08.

119.                        “Series A Preferred Stock” means the share of newly-issued Series A Preferred Stock of the Company to be issued to the Warrant Agent pursuant to the Designation Certificate in connection with the Exchange Option and the ASOF CTO Funding, which shall be on substantially the terms set forth in Exhibit G and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

120.                        “Shareholders’ Agreement” means the shareholders’ agreement to be executed by the Company, the ESOP Trustee and the Warrant Agent, which shall be on substantially the terms set forth on Exhibit I and otherwise in form and substance reasonably acceptable to the Supporting Noteholders.

121.                        “Subsequent Valuation” has the meaning set forth in Section 4.12(a).

122.                        “Subsidiary” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

123.                        “Supporting Noteholder” has the meaning set forth in the Preamble.

124.                        “Supporting Noteholder Documents” has the meaning set forth in Section 3.02(b).

125.                        “Supporting Noteholder Fees and Expenses” has the meaning set forth in Section 4.08.

126.                        “Tax Authority” means the Internal Revenue Service and any state, local or foreign government, or agency, instrumentality or employee thereof, charged with the administration of any Applicable Law relating to Taxes.

127.                        “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, escheat, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Applicable Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Applicable Law) or otherwise.

128.                        “Tender/Exchange Offer” has the meaning set forth in the Recitals.

129.                        “Tender/Exchange Offer Documents” has the meaning set forth in Section 1.01(k).

130.                        “Transaction Documents” has the meaning set forth in Section 3.02(b), and for the avoidance of doubt, shall include (i) the New First Lien Credit Agreement, (ii) the New Revolving Credit Agreement, (iii) the New Third Lien Notes Indenture, (iv) the Warrant Agreements, (v) the Intercreditor Agreement, (vi) the Shareholders’ Agreement, (vii) the Note Purchase Agreement, (vii) the Designation Certificate, including the share of the Series A Preferred Stock to be issued pursuant thereto, (viii) the Management Employment Agreements, (ix) Tender/Exchange Offer Documents, and (x) all documents related to any of the foregoing.

131.                        “Trustee” has the meaning set forth in Section 1.03(h).

132.                        “Trustee Consent” has the meaning set forth in Section 1.03(h).

133.                        “Valuation” has the meaning set forth in Section 4.12.

134.                        “Valuation Price” has the meaning set forth in Section 4.12(a).

135.                        “Warrant Agent” means the financial institution reasonably selected by the Supporting Noteholders to be the warrant agent under the Warrant Agreement.

136.                        “Warrant Agreement” means the agreement governing the Penny Warrants and the Cash Warrants, which shall be substantially on the terms set forth on Exhibit F and otherwise in form and substance reasonably acceptable to the Exchanging Lenders.

137.                        “Warrants” means the Penny Warrants and the Cash Warrants.

138.                        “Welfare Plan” means any employee welfare benefit plan (as defined in section 3(1) of ERISA).

139.                        “WF” has the meaning set forth in Section 3.01(t).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/S/ Bahman Atefi
Name: Bahman Atefi
Title: Chairman and Chief Executive Officer

ASOF II INVESTMENTS, LLC

By:	/s/ Lawrence A. First
Name: Lawrence A. First
Title: Managing Director

Notice Information

Address:	299 Park Avenue, 34th Floor
New York, NY 10171
Attention:	Eric L. Schondorf
Facsimile:	(212) 697-5524
Email:	eschondorf@american-securities.com

PHOENIX INVESTMENT ADVISER, LLC

By:	/s/ Jeffrey Peskind
Name: Jeffrey Peskind
Title: Chief Investment Officer

Notice Information

Address:	420 Lexington Avenue, Suite 2040
New York, NY 10170
Attention:	Jeffrey Peskind
Facsimile:	(212) 359-6210
Email:	jlpeskind@phoenixinvadv.com

[Signature Page to Amended and Restated RSA]

EXECUTION COPY

EXHIBIT A

Proposed Amendments to Existing Unsecured Notes Indenture

Pursuant to Section 1.01(d) of the Refinancing Agreement, the Company shall solicit consents to proposed amendments (the “Proposed Amendment”) in respect of the Existing Unsecured Notes Indenture.  The Proposed Amendments shall only become effective upon the successful consummation of the Tender/Exchange Offer.  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

The Proposed Amendment shall seek to remove in their entirety the following covenants from the Existing Unsecured Notes Indenture:

•                  Section 4.02 (SEC Reports and Available Information);

•                  Section 4.03 (Limitation on Indebtedness);

•                  Section 4.04 (Limitation on Restricted Payments);

•                  Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

•                  Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock);

•                  Section 4.07 (Limitation on Affiliate Transactions);

•                  Section 4.08 (Limitation on Line of Business);

•                  Section 4.09 (Change of Control);

•                  Section 4.10 (Limitation on Liens);

•                  Section 4.11 (Limitation on Sale/Leaseback Transactions);

•                  Section 4.12 (Future Guarantors);

•                  Section 4.13 (Compliance Certificate);

•                  Section 4.14 (Further Instruments and Acts)

•                  Section 5.01 (When Company may Merge or Transfer Assets); and

•                  Section 9.07 (Payment for Consent).

The Proposed Amendment shall seek to remove the following defaults and events of default from the Existing Unsecured Notes Indenture:

•                  Section 6.01(3) (failure to comply with Section 5.01);

•                  Section 6.01(4) (failure to comply with Sections 4.02 — 4.12);

•                  Section 6.01(5) (failure to comply with other covenants)

•                  Section 6.01(6) (certain cross defaults);

•                  Sections 6.01(7) and (8) (bankruptcy); and

•                  Section 6.01(9) (failure to pay certain judgments).

The Proposed Amendment shall seek certain other changes to the Existing Unsecured Notes Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references.

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EXHIBIT B

Conditions to the Consummation of the

Tender/Exchange Offer and Consent Solicitation

The closing of the Tender/Exchange Offer and solicitation of the Consents (the “Consent Solicitation”) are subject to the satisfaction or waiver of the conditions set forth below on or prior to the expiration date of the Tender/Exchange Offer, which conditions may be waived by the Company only with the prior written consent of the Supporting Noteholders.  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

A.                                    the registration statement will have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been instituted or be pending, or to the Company’s knowledge, be contemplated or threatened by the SEC;

B.                                    the Company’s receipt of valid tenders of ninety-five percent (95%) of principal amount of outstanding Existing Unsecured Note in the Tender/Exchange Offer;

C.                                    satisfaction of the terms and conditions of, and the obligations and agreements under or contemplated by, the Refinancing Agreement by the parties thereto other than the Company;

D.                                    the Refinancing Agreement shall not have been terminated in accordance with its terms;

E.                                     there shall not have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Tender/Exchange Offer by any federal, state or local governmental authority or court that directly or indirectly (a) prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Existing Unsecured Notes or the consummation of the Tender/Exchange Offer, (b) prohibits, makes illegal or restricts the ability of the Company to effect a solicitation of the Consents from each holder of Existing Unsecured Notes for the amendment of the Existing Unsecured Notes Indenture or (c) results in a delay or restricts the ability of the Company to, or renders the Company unable to, accept for payment, pay for or purchase some or all of the Existing Unsecured Notes;

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F.                                      there shall have not occurred (a) any material suspension or material limitation of trading in securities generally on any securities exchange in the United States, (b) a material impairment in the trading market for debt securities that could alter the Tender/Exchange Offer, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency on, or other event that might affect the extension of credit by, banks or other lending institutions in the United States, (d) any banking moratorium declared by U.S. federal authorities, (e) any major disruption of settlements of securities in the United States, (f) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by the U.S. Congress or any other national or international calamity or emergency if, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the Tender/Exchange Offer or the Consent Solicitation or (g) in the case of any of the foregoing existing at the time of the commencement of the Tender/Exchange Offer and Consent Solicitation, a material acceleration or worsening thereof;

G.                                    there shall be no threatened or pending action, proceeding or counterclaim brought by any federal, state or local governmental, regulatory or administrative agency or authority, court, legislative body, commission seeking to restrain or prohibit the consummation of the Tender/Exchange Offer or the Consent Solicitation or otherwise seeking to obtain any material damages as a result thereof; and

H.                                   there shall have not occurred or be likely to occur any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole that would prohibit, prevent, or delay in any material respect consummation of the Tender/Exchange Offer or Consent Solicitation.

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EXHIBIT C

Illustration for Participation Amount(1)

	CTO Funding Amount is $5,000,400		CTO Funding Amount is $10,000,200
Principal Amount of Existing Unsecured Notes Held	Participation Amount	Principal Amount of New Third Lien Notes	Participation Amount	Principal Amount of New Third Lien Notes
Less than $15,000	$0	$0	$0	$0
$15,000	$0	$0	$600	$1,000
$29,020	$600	$1,000	$1,200	$2,000
$100,000	$1,800	$3,000	$4,200	$7,000
$25,000,000	$531,600	$886,000	$1,063,800	$1,773,000
$75,000,000	$1,595,400	$2,659,000	$3,191,400	$5,319,000

(1)                                 This illustration does not reflect the Warrants to be received by Electing Holders.

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EXHIBIT D

SUMMARY OF KEY TERMS

Senior Secured Second Lien Term Loan

Borrower	Alion Science and Technology Corporation (the “Borrower”)

Guarantors

The same parties that guarantee the Borrower’s obligations under the New First Lien Credit Agreement shall guarantee the Borrower’s obligations under the Second Lien Credit Agreement (the “Second Lien Credit Agreement”).

Second Lien Lenders	ASOF or its Affiliates (the “Second Lien Lenders”)

Second Lien Administrative Agent	ASOF shall identify a firm to act as administrative agent (the “Second Lien Agent”) for and on behalf of the Second Lien Lenders, and to perform the duties customarily associated with such roles.

Type and Amount

A second lien secured term loan facility in the principal amount of $50.0 million (the “Second Lien Term Loan”) to be issued under the Second Lien Credit Agreement and subject to the terms of the Refinancing Agreement.(2)  ASOF commits to provide the entire principal amount of the Second Lien Term Loan and reserves the right to syndicate up to the entire principal amount to other lenders. The Borrower will provide customary assistance to such syndication if and when requested.

Ranking

The Second Lien Term Loan will rank pari passu in right of payment to all senior indebtedness of the Borrower and senior to all subordinated indebtedness of the issuer. The liens securing the Second Lien Term Loan will rank junior to the liens securing the New Revolving Facility and New First Lien Term Loan and senior to the New Third Lien Notes pursuant to the terms the Intercreditor Agreement (as defined below).

Maturity	The Second Lien Credit Agreement will mature on the date that is five and one half (5.5) years after the Closing Date (the “Second Lien Maturity Date”).

Amortization	The Second Lien Term Loan shall not be subject to amortization and final payment of all amounts outstanding, plus accrued interest, shall be due on the Second Lien Maturity Date.

(2)                                 Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

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Availability	The Second Lien Term Loan shall be made available in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loan may not be reborrowed.

Interest Rate

From the Closing Date until the second anniversary of the Closing Date, the interest rate for the Second Lien Term Loan will be (1) (i) at the option of the Borrower, either the Eurodollar Rate (as defined below) or the Base Rate (as defined below), plus (ii) the corresponding applicable margin under the new First Lien Term Loan, plus (iii) 5.5% (the sum of (i), (ii) and (iii) being referred to herein as the “Cash and PIK Interest Rate”), and, in addition to the Cash and PIK Interest Rate, (2) 2.5%, which will accrue and be capitalized and added to the principal at the end of each quarter. At the end of each quarter, 2/3 of the interest that accrues at the Cash and PIK Interest Rate shall be capitalized and added to the principal (“PIK Interest”) and the remaining 1/3 of the accrued interest shall be paid in cash (“Cash Interest”), provided, that, if the amount of closing fees, commitment fees, upfront fees, ticking fees, original issue discount and similar or like compensation (other than Arranger Fees) payable to the lenders under, with respect to or in any way related to the First Lien Term Loan (collectively, the “FL OID Fees”) exceeds one and one-half percent (1.5%), there shall be an upward adjustment to the PIK Interest to account for the difference between the actual FL OID Fees and one and one-half percent (1.5%).

From the second anniversary of the Closing Date until the Maturity Date, (1) the cash interest rate for the Second Lien Term Loan will be (i) at the option of the Borrower, either the Eurodollar Rate or the Base Rate, plus (ii) the corresponding applicable margin under the new First Lien Term Loan, plus (iii) 3.0% (the “Cash Interest Rate”), and (2) interest will accrue at a rate of 2.5% and shall be capitalized and added to the principal at the end of each quarter. All interest accrued at the Cash Interest Rate shall be Cash Interest payable quarterly.

“Base Rate” means the highest of (i) the rate of interest publicly announced by the Second Lien Agent as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.5%, (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.0% and (iv) a Base Rate Floor.

“Eurodollar Rate” means the higher of (i) the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements and (ii) a Eurodollar Rate Floor.

As used herein, the “Eurodollar Rate Floor” and the “Base Rate Floor” shall be equal to the Eurodollar Rate floor and Base Rate floor

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under the New First Lien Term Loan.

Default Rate

Upon the occurrence and during the continuance of a payment default or an Event of Default, the entire principal amount of the Second Lien Term Loan shall bear interest at an annual rate equal to the then applicable interest rate plus 2.0% (the “Default Rate”). The Default Rate shall be payable in cash on demand.

OID	The Second Lien Term Loan shall be issued with upfront fees (which may be OID) to the Lenders, payable pro rata to the Lenders thereunder, of 5.5%.

Optional Prepayments and Commitment Reductions

The Second Lien Term Loan may not be prepaid in whole or in part on or before to the date that is 1.5 years after the Closing Date. The Second Lien Term Loan may be prepaid, in whole or in part, only to the extent permitted under the New First Lien Credit Agreement and the Intercreditor Agreement, at the option of the Borrower, at the prepayment premium set forth in the next sentence, in minimum amounts to be agreed, at any time after the date that is 1.5 years after the Closing Date, upon 5 business day’s prior written notice. The Second Lien Term Loan shall be subject to a prepayment premium equal to the applicable premium listed in the table below multiplied by the sum of (x) the then outstanding principal of the portion of the Second Lien Term Loan being redeemed and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the portion of the Second Lien Term Loan being redeemed through the date of redemption (together with an amount of cash equal to all accrued and unpaid Cash Interest on the portion of the Second Lien Term Loan being redeemed through the date of redemption).

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	If redemption date occurs:	Applicable Premium

	After the date that is 1.5 years after the Closing Date and on or before the date that is 2.5 years after the Closing Date	110.0%

	After the date that is 2.5 years after the Closing Date and on or before the date that is 3.5 years after the Closing Date	105.0%

	After the date that is 3.5 years after the Closing Date and on or before the date that is 4.5 years after the Closing Date	102.5%

	After the date that is 4.5 years after the Closing Date up to the Second Lien Maturity Date.	100.0%

Notwithstanding the foregoing, if at any time prior to the date that is 2.5 years after the Closing Date, as a result of the sale process initiated by the Company pursuant to an instruction from the Series A Holder, the Company consummates a sale of the Company or substantially all of the assets of the Company and prepays, in whole or in part, the Second Lien Term Loan in connection with such sale, such prepayment will be subject to a prepayment premium equal to 108.25% multiplied by the sum of (x) the then outstanding principal of the portion of the Second Lien Term Loan being redeemed and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the portion of the Second Lien Term Loan being redeemed through the date of redemption (together with an amount of cash equal to all accrued and unpaid Cash Interest on the portion of the Second Lien Term Loan being redeemed through the date of redemption)

Mandatory Prepayments

Subject to the provisions of the First Lien Credit Agreement and the Intercreditor Agreement (as defined below), loans under the Second Lien Credit Agreement shall be subject to substantially the same terms (but shall be limited to those mandatory prepayments) to be set forth in the definitive documentation for the New First Lien Term Loan (the “First Lien Documentation”) with appropriate modifications (including component definitions) to reflect the second lien status of the Second Lien Term Loan.

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Collateral

The Second Lien Term Loan and the guaranties thereof will be secured by the same collateral (which in any event shall include substantially all assets of the Borrower and the Guarantors) as the New First Lien Term Loan, the New Revolving Facility and the New Third Lien Notes on a second priority basis, junior only to the liens securing the New First Lien Term Loan and the New Revolving Facility, as provided in the Intercreditor Agreement. The liens securing the Second Lien Term Loan will be structurally subordinated to indebtedness of subsidiaries of the Company who are not Guarantors.

Intercreditor Agreement

The relative rights and priorities in the Collateral among the administrative agent under the New First Lien Credit Agreement (the “First Lien Agent”), the Second Lien Agent and the trustee, collateral agent or other representative of the New Third Lien Notes (the “Third Lien Agent”) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which shall contain terms that are customary for intercreditor agreements governing such facilities and reasonably satisfactory to the Borrower, the First Lien Agent, the Second Lien Agent and the Third Lien Agent. Each of the First Lien Agent, the Second Lien Agent and the Third Lien Agent shall execute the Intercreditor Agreement on the Closing Date.

Second Lien Documentation

Except as set forth herein, the definitive documentation for the Second Lien Term Loan (the “Second Lien Documentation”) shall be consistent with the First Lien Documentation with changes and modifications that reflect the second lien term loan nature of the Second Lien Term Loan. The Second Lien Documentation will be prepared by counsel to ASOF.

Representations and Warranties	Substantially the same as those set forth in the First Lien Documentation, with appropriate modifications to reflect the second lien status of the Second Lien Term Loan.

Affirmative Covenants

Substantially the same as those set forth in the First Lien Documentation, with (i) appropriate modifications to reflect the second lien status of the Second Lien Term Loan and (ii) additional cushions, where customary, on the threshold amounts in the First Lien Documentation (if any) in an amount to be mutually agreed.

Negative Covenants

Substantially the same as those set forth in the First Lien Documentation, with (i) appropriate modifications to reflect the second lien status of the Second Lien Term Loan and (ii) additional cushions, where customary, on the dollar “baskets” in an amount to be mutually agreed.

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Events of Default

Substantially the same as those set forth in the First Lien Documentation, with (i) appropriate modifications to reflect the second lien status of the Second Lien Term Loan, and (ii) cross-payment default and cross-acceleration default to the New First Lien Term Loan.

Voting

Amendments and waivers of the Second Lien Documentation will require the approval of Second Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Credit Agreement (the “Required Lenders”), except that (I) the consent of each Second Lien Lender adversely affected thereby shall be required with respect to (a) increases in the commitment of such Second Lien Lender, (b) reductions of principal, interest or fees of such Second Lien Lender, (c) extensions of final maturity of the loans of such Lender or the due date of any interest or fee payment due to such Second Lien Lender and (II) the consent of each Second Lien Lender shall be required with respect to (x) releases of all or substantially all of the value of the guarantees made by the Guarantors or all or substantially all of the Collateral, (y) changes to “pro rata sharing” provisions and (z) changes in voting thresholds.

The Second Lien Documentation shall contain customary provisions relating to “defaulting” Second Lien Lenders (including provisions relating to the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or loans of such Second Lien Lenders).

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Assignments and Participations

The Second Lien Lenders will be permitted to assign (other than to any natural person or the Borrower and its subsidiaries) all or a portion of its loans and commitments under the Second Lien Credit Agreement with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned and provided that such consent shall be deemed to have been given if the Borrower has not objected within five (5) business days); provided that no consent of the Borrower shall be required (i) if such assignment is made to an affiliate or approved fund of a Second Lien Lender, or (ii) after the occurrence and during the continuance of an Event of Default. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Second Lien Term Loan or, if less, all of such Second Lien Lender’s remaining loans and commitments of the applicable class, provided, further that, notwithstanding the foregoing, the Second Lien Lenders will not be permitted to assign any portion of its loans or commitments under the Second Lien Credit Agreement to (a) any Person that is a competitor (but not including any investment fund that owns equity of a competitor) or (b) any Person if assignment to such Person would create a FOCI issue.

In addition, each Second Lien Lender may sell participations (other than to any natural person or the Borrower and its subsidiaries) in all or a portion of its loans and commitments under the Second Lien Credit Agreement.

Yield Protection

The Second Lien Documentation shall contain provisions protecting the Second Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes. Any such costs or loss of yield resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or from any request, rule, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to constitute a change in requirements of law regardless of the date enacted, adopted, issued, or implemented.

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Expenses and Indemnification

Customary for financing of this type. Without limiting the generality of the foregoing, the Borrower will reimburse the Second Lien Lenders and the Second Lien Agent for all their reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the transaction contemplated hereby, each future amendment or waiver of the Second Lien Documentation (whether or not consummated) and the enforcement of the Second Lien Documentation.

Governing Law and Forum	New York.

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EXHIBIT E

SUMMARY OF KEY TERMS

Mutual Release

The following summarizes certain of the key terms of the mutual release to be entered into between the Company and the Supporting Noteholders.  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

General Release

Effective upon and subject to the occurrence of the Closing, the Company, ASOF and Phoenix (the “Releasing Parties”), each on behalf of itself and its successors, assigns, affiliates, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees, authorized persons and agents do hereby unconditionally and irrevocably release, waive and forever discharge: (i) each of the other Releasing Parties and (ii) each of the other Releasing Parties’ respective past and present successors, assigns, affiliates, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees, attorneys, financial advisors, authorized persons, accountants and agents (the Persons set out in clauses (i)-(ii), collectively the “Released Parties”) from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, choses in action, proceedings, agreements and liabilities whatsoever (“Claims”) in connection with, arising out of, or related in any way to: (A) the Existing Unsecured Notes, (B) the Existing Unsecured Notes Indenture, (C) the Agreement or (D) the Refinancing; in each case whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place in each case prior to the Closing (collectively, the “Released Matters”); provided, however, that the foregoing shall not be deemed to release, affect, limit, waive or modify in any manner (1) any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities whatsoever arising under any contract or agreement entered into by a Released Party on or after the Closing Date, including (a) the New Revolving Credit Agreement, (b) the New First Lien Credit Agreement, (c) the New Second Lien Credit Agreement, (d) the New Third Lien Notes Indenture, (e) the Warrant Agreements, (f) the Intercreditor Agreement, (g) the Shareholders’ Agreement, (h) the Note Purchase Agreement, (i) the Designation Certificate, (j) the Management Employment Agreements and (k) all documents related to the foregoing; (2) the rights of such Releasing Party to enforce the Agreement and the Transaction Documents delivered or executed in connection therewith against the persons who executed the Agreement or any of the Transaction Documents, as applicable (including, for the avoidance of doubt, the right of the Supporting Noteholders and the Company to enforce any indemnification obligations under Section 7.01 of the Agreement and the rights of the Company and Supporting Noteholders to enforce Section 8.02 of the Agreement); (3) any Claims that cannot be waived or released by operation of Applicable Law; or (4) any act or omission arising out of any Released Party’s gross negligence or willful misconduct.

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Limitation on Suit

Effective upon and subject to the occurrence of the Closing, each Releasing Party, on behalf of itself and its successors, assigns, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees,  authorized persons and agents hereby unconditionally and irrevocably: (i) agrees never to commence, aid or participate in a manner adverse to any Released Party in any legal action or other proceeding to the extent such legal action or proceeding arises out of, or relates to, any Released Matter; (ii) acknowledges and agrees that this Release shall apply to all unknown or unanticipated results of any action of any Released Party, as well as those known and anticipated in such actions that arise out of, or relate to, any Released Matter; (iii) acknowledges and agrees that such Releasing Party shall not, directly or indirectly, make or permit to be made any claim to the extent related to the Released Matters against any Person that to the knowledge of the Releasing Party has a right to seek indemnification, contribution or other relief for such claim from any Released Party and that if such Releasing Party makes or permits to be made such a claim and a Released Party, as applicable, notifies in writing such Releasing Party of such obligation, such Releasing Party shall promptly as practicable following such notice, withdraw or cause to be withdrawn all such claims with prejudice and enter into or cause to be entered into a release thereof in form and substance reasonably acceptable to the Released Party, as applicable; (iv) acknowledges and agrees that it has provided this release voluntarily, with the intention of fully and finally extinguishing all Released Matters; and (v) acknowledges and agrees that such Releasing Party may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Release or the Agreement, but nevertheless (a) expressly accepts and assumes the risk of such possible differences in fact, (b) agrees that this Release shall be and remain in full force and effect, notwithstanding any such differences, (c) waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts relating to any Released Matter, and (d) acknowledges that it understands the significance and potential consequences of such a release of unknown claims.

Notwithstanding the foregoing, nothing contained herein shall be construed as an admission by any Person of any liability of any kind to any other Person.

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EXHIBIT F

SUMMARY OF KEY TERMS

Penny Warrants and Cash Warrants

The following summarizes certain of the key terms and conditions of the Penny Warrants and Cash Warrants.  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

Amount

Warrants to purchase (i) twelve and one-half percent (12.5%) of the outstanding Common Stock (the “Penny Warrants”) and (ii) fifteen (15%) of the outstanding Common Stock (the “Cash Warrants,” and together with the Penny Warrants, the “Warrants”), each on a fully diluted basis taking into account (i) the shares of Common Stock underlying the Existing Warrants as if the Existing Warrants had been exercised immediately prior to the Closing Date, (ii) shares of Common Stock purchased by the ESOP from the Company using rollovers, transfers or “Participant Elective Deferrals” (as defined in the ESOP) for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such purchases had been completed prior to the Closing Date and (iii) matching or profit sharing contributions of Common Stock to the ESOP for the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014) as if such contributions had been completed prior to the Closing Date. The Warrants shall be issued on the Closing Date and the Cash Warrants shall be allocated into three equal tranches with exercise terms as provided below.

Each Warrant will represent the right to purchase one share of common stock, par value $0.01, of Alion Science and Technology Corporation (the “Common Stock”), subject to adjustment.

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Exercisability

The Penny Warrants may be exercised in whole or in part at any time following the Closing Date.

The Cash Warrants shall be exercisable as follows:

•                  One-third (1/3) of the Cash Warrants (i.e., Cash Warrants exercisable for five percent (5%) of the Common Stock) shall be exercisable in whole or in part at any time after the Closing Date Warrant Exercise Price is fixed (the “Closing Date Warrants”);

•                  One-third (1/3) of the Cash Warrants (i.e., Cash Warrants exercisable for five percent (5%) of the Common Stock) shall be exercisable in whole or in part at any time following the first (1st) anniversary of the Closing Date (the “1st Anniversary Warrants”); and

•                  One-third (1/3) of the Cash Warrants (i.e., Cash Warrants exercisable for five percent (5%) of the Common Stock) shall be exercisable in whole or in part at any time following the second (2nd) anniversary of the Closing Date (the “2nd Anniversary Warrants”).

Exercise Price • Penny Warrants • Cash Warrants

The Penny Warrants shall have an exercise price of $0.01.

The Closing Date Warrants shall have an exercise price (the “Closing Date Warrant Exercise Price”) equal to the lesser of (i) $8.10, (ii) to the extent a valuation is delivered by the ESOP Trustee to the Company prior to Closing or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014), the value per share of the Common Stock as set forth in such valuation and (iii) the “Current Market Value” of the Common Stock as of the Closing Date for the present purposes of valuing the Common Stock in connection with elective deferrals, rollover contributions and transfers to the ESOP. The Company shall use its commercially reasonable efforts to cause the ESOP Trustee to deliver to the Company a valuation of the Company (the “Subsequent Valuation”) for purposes of establishing the Closing Date Warrant Exercise Price, which Subsequent Valuation shall be (i) conducted by an independent third party valuation firm then retained by the ESOP Trustee to perform valuations of the Common Stock in accordance with the terms of the ESOP and in the ordinary course consistent with past practice and (ii) made on a pro forma basis after giving effect to the transactions contemplated by this Agreement. The

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Subsequent Valuation shall be delivered to the Company and the Warrant Agent no later than two (2) months following the Closing Date. The Subsequent Valuation shall be the same valuation for the purpose of valuing the Common Stock in connection with the ESOP and for all other then present purposes for which a valuation of the Common Stock is required or advisable (including for investment of elective deferrals, rollover contributions, employee ESOP contributions and the Company’s profit sharing and matching contribution obligations), and shall value the Common Stock as of the Closing Date. To the extent the ESOP Trustee has not timely delivered the Subsequent Valuation, the Closing Date Warrant Exercise Price shall be the lesser of (i) $8.10, (ii) to the extent a valuation is delivered by the ESOP Trustee to the Company prior to Closing or relating to the period ended March 31, 2014 (or as of the end of any period that includes any portion of the Company’s fiscal six-month period ended March 31, 2014), the value per share of the Common Stock as set forth in such valuation or (iii) at the expense of the Company, the value of the Common Stock as determined pursuant to a valuation performed by a third party selected by the Warrant Agent (at the direction of the holders of the majority of outstanding Warrants), which third party shall not be an Affiliate of the Supporting Noteholders.

The Company shall use its commercially reasonable efforts to cause the ESOP Trustee to deliver to the Company valuations of the Company for purposes of establishing the exercise prices for the 1st Anniversary Warrants and the 2nd Anniversary Warrants. Each valuation shall be delivered to the Company and the Warrant Agent no later than four (4) months after the end of the Company’s (i) first fiscal year following the Closing Date in the case of the 1st Anniversary Warrants and (ii) second fiscal year following the Closing Date in the case of the Second Anniversary Warrants. If the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants is within six (6) months following the end of the relevant fiscal year, the exercise price of the 1st Anniversary Warrants or the 2nd Anniversary Warrants, as applicable, will be the lesser of (i) the value of the Common Stock as set forth in such valuation and (ii) the value of the Common Stock as set forth in any subsequent valuation delivered prior to the relevant exercise date. If the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants is later than six (6) months following the end of the relevant Company fiscal year, the Warrant Agent, at the direction of the Warrant Holders, may elect to delay the exercise date of the 1st Anniversary Warrants or the 2nd Anniversary Warrants, as applicable, until delivery of a subsequent valuation of the Common Stock. If the ESOP Trustee fails to timely deliver the subsequent valuation to the

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Company and the Warrant Agent, the 1st Anniversary Warrant Exercise Price or the 2nd Anniversary Warrant Exercise Price, as applicable, will be the lesser of (x) the value of the Common Stock as set forth in the immediately preceding valuation of the Common Stock and (y) at the expense of the Company, the value of the Common Stock determined in a valuation performed by a third party selected by the Warrant Agent (at the direction of the holders of the majority of outstanding Warrants), which third party shall not be an Affiliate of the Supporting Noteholders.

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Cashless Exercise

In connection with any exercise of the Warrants, in lieu of paying the exercise price in cash, Warrant holders may elect to effect exercise on a cashless basis by electing to forgo, upon exercise, a number of shares of Common Stock with a Current Market Value equal to the applicable exercise price.

Issue Date	Closing Date.

Expiration	Ten (10) years following the Closing Date.

Registration	The Company shall maintain continuous registration of the Common Stock issuable upon exercise of the Warrants in accordance with Section 4.14 of the Refinancing Support Agreement.

Voting

Warrant holders will receive a pro rata interest in the share of Series A Preferred Stock to be issued by the Company to the Warrant Agent, which, subject to the terms and conditions contained therein, will enable holders of the Warrants to vote on all items on which the Company’s stockholders are entitled to vote on an “as converted” basis.

The Series A Preferred Stock shall provide holders of the Warrants with additional rights, including board appointment rights, consent rights on certain specified actions and a right to instruct the Company to undertake a sale process starting after the date that is three (3) years following the Closing Date.

The Warrant Agent shall take direction from holders of sixty percent (60%) of the Warrants providing such direction within a time period to be specified (unless such threshold is reduced by agreement of the holders of at least sixty percent (60%) of the Warrants providing a direction within ten (10) days following the Closing, provided, that in no event shall such lowered threshold be less than a majority of Warrants providing a direction) for any action requiring the consent of the holder of the Series A Preferred Stock or each act on which the holder of the Series A Preferred Stock is entitled to vote.

In lieu of seeking direction from the holders of the Warrants, if the Warrant Agent receives a direction from holders of sixty percent (60%) of the Warrants (unless such threshold has been lowered as set forth above) the Warrant Agent shall follow such direction, including in connection with providing consent to the Company with respect to the Consent Rights as set forth in Exhibit G to the Refinancing Agreement.

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Dividends

If the Company at any time pays any dividend or other distribution in respect of any of its Common Stock, the Company shall pay such dividend to the holders of any outstanding Warrants on the record date for such dividend or other distribution as if such Warrants had been exercised immediately prior to such record date.

Anti-Dilution Adjustments

Subject to exceptions described below, the number of shares of the Company’s common stock purchasable upon exercise of the Warrants and the exercise price will be subject to adjustment if, among other things, the Company:

•                 issues Company common stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Company common stock or securities convertible into or exchangeable for Company common stock for a consideration per share of Company common stock that is less than the then Current Market Value of Company common stock;

•                 pays a dividend or makes a distribution on its Common Stock exclusively in shares of its Common Stock;

•                 pays a dividend or other distribution consisting of rights, options warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock;

•                 subdivides its outstanding shares of Common Stock into a greater number of shares;

•                 combines its outstanding shares of Common Stock into a smaller number of shares;

•                 pays a dividend or makes a distribution on its Common Stock in shares of its capital stock other than Common Stock;

•                 issues by reclassification of its Common Stock any shares of its capital stock; or

•                 pays or makes any other dividend or distribution on the Common Stock or purchases or otherwise acquires for value any shares of Common Stock.

To account for the potentially dilutive effect of the exercise of the warrants issued by the Company in March, 2010 (the “2010 Warrants”), the following shall apply:

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If on or before March 15, 2017 there is a tag-along sale, drag-along sale, public offering of the Company’s common stock having gross proceeds of not less than $30,000,000 or the Company consolidates with, merges with or into, or sells all or substantially all of its assets to, or a majority of the Company’s equity securities are sold to, another entity then the number of shares of the Company’s common stock issuable upon exercise of the Warrants and the Exercise Price will be subject to adjustment taking into account the additional shares of common stock that will be issuable upon exercise of the Existing Warrants pursuant to the anti-dilution adjustment in the Existing Warrants resulting from the exercise of the Warrants.

No adjustment shall be required (i) unless such adjustment (taking into account any other adjustments not previously made by reason of this provision) would require an increase or decrease of at least 1% in the number of shares of Common Stock issuable upon exercise of the Warrants; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment, (ii) with respect to purchases of Common Stock made as provided in and in accordance with the ESOP Plan Documents, by the ESOP from the Company using rollovers, transfers or “Participant Elective Deferrals” as defined in the ESOP, provided, that in the event that the ESOP purchases Common Stock at a purchase price that is below the “Current Market Value” as of the date of such purchase, there shall be an anti-dilution adjustment made to the extent of the difference between the purchase price and the “Current Market Value” as of the date of the purchase, (iii) with respect to matching or profit sharing contributions to the ESOP done in the ordinary course of business and consistent with past practice, and (iv) with respect to sales of Common Stock to third parties made at or above the then fair market value of the Common Stock as determined by an independent third party valuation firm to be mutually agreed upon between the Company and the Warrant Agent.

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ROFO

Persons holding 5% or more of the outstanding shares of Common Stock (including Warrants on a fully-exercised basis) (the “ROFO Stockholders”) will have a right of first offer at a purchase price per share determined by the selling stockholder in connection with any proposed sale of shares of Common Stock by that stockholder (other than in connection with a Permitted Transfer).  In the event that the ROFO Stockholders decline to purchase all the shares of Common Stock so offered (with such right to purchase being allocated on a pro rata basis with successive reoffer rights for any remaining shares), any shares not purchased by the ROFO Stockholders will become subject to a right of first offer of the Company at the same price.  If the Company declines to purchase all remaining shares that are proposed to be sold, then the selling stockholder may offer such shares to third parties at a price not less than what was offered in connection with the right of first offer during a 60 day period.  After that 60 day period, the right of first offer as to the remaining shares shall be reinstated. The right of first offer shall be subject to customary terms and exceptions.

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Tag-Along Rights

Other than in the case of a Permitted Transfer, if any Stockholder or group of Stockholders proposes to transfer at least 30% of the then outstanding Common Stock (each, a “Tag-Along Seller”), then (A) a Tag-Along Seller shall provide notice to the holders of the Penny Warrants and Cash Warrants (together with all stockholders who are required to be given such notice under the terms of the Stockholders Agreement (each, a “Tag Stockholder”), and (B) each Tag Stockholder has the right to require the proposed transferee to purchase a number of such holder’s shares equal to (i) the total number of shares that the proposed transferee has agreed or committed to purchase in such Tag-Along sale multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares owned by the Tag Stockholder and the denominator of which is the aggregate number of outstanding shares, on the same terms and conditions as such Tag-Along Sellers (in each case, treating any Warrants on an as exercised basis).  No holder of Warrants shall be required to exercise their Warrants unless and until the sale by the Tag-Along Seller occurs.  Each Tag Stockholder exercising its Tag-Along Rights shall make all representations and warranties in connection with such transfer as made by the Tag-Along Seller.

Drag-Along Rights

If the ESOT proposes to sell for cash all (but not less than all) of the outstanding shares of Common Stock of the Company owned of record by the ESOP to a bona fide unaffiliated third party on an arm’s length basis in a single transaction or a series of related transactions, then the ESOT may issue a drag notice requiring the Warrant holders to sell the all of the Common Stock underlying the Warrants to the proposed transferee on the same terms that the ESOT is proposing to sell its shares (including price per share to be paid), provided, that in such sale transaction, the Warrant holders may elect not to exercise the Warrants into Common Stock but instead may elect to receive, as consideration for the sale of the Common Stock underlying the Warrants, the price per share of Common Stock paid in the sale transaction less the exercise price of the Warrants, provided, further, that the Warrant holders shall not be required to make any representations or warranties concerning the Company.

Redemption

To the extent permitted under the New Revolving Facility, the New First Lien Term Loan, the New Second Lien Term Loan and the New Third Lien Notes, the Company shall be permitted to purchase Warrants in open market transactions, provided, that any Warrants purchased in open market transactions are immediately retired and the Company shall have no voting rights with respect thereto.  Except as set forth in the preceding sentence, the Company shall have no right to redeem the Warrants.

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Transferability

No Warrant holder shall transfer any Warrant:

•                if such transfer would, (A) violate any applicable securities or other laws, (B) unless the Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, result in the Company having, if such Warrant were exercised, stockholders of record exceeding in number either (i) 2000 or more Accredited Investors or (ii) 500 or more persons who are not Accredited Investors, or (C) limit, impair or eliminate the Company’s net operating losses either upon transfer or upon the exercise of such Warrant;

•                if the transferee is determined by the Board to be a competitor, customer or supplier of the Company or any Subsidiary of the Company and such transfer would be adverse to the Company; and

•                if the transferee creates a FOCI issues.

Any transfer, sale, assignment, pledge, hypothecation or other disposition of the Warrants and the issuance of the New Common Stock upon exercise of the Warrants will be in transactions pursuant to either a valid registration statement under the Securities Act or any other Applicable Law or an exemption from registration under the Securities Act.

Fractional Shares	Warrant holders shall receive cash in lieu of fractional shares.

Warrant Agreement	The Warrants shall be governed by the Warrant Agreement between the Company and the Warrant Agent, in form and substance reasonably acceptable to the Supporting Noteholders.

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Information

The Company shall provide to holders of the Warrants all information, other than material, non-public information, provided to the Company’s lenders under any credit agreements, indentures or similar documents.

The Company shall permit, and shall cause each Subsidiary to permit, each holder of Warrants that holds Warrants exercisable into at least five percent (5%) of the outstanding  Common Stock on a fully diluted basis, to visit and inspect the Company’s or any Subsidiary’s properties, to examine its books of account and records and to discuss the Company’s or any Subsidiary’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested, provided, that, such access does not materially interfere with the operations of the Company’s or any Subsidiary’s business.

To the extent a holder of Warrants determines to receive material, non-public information, such holder shall enter into confidentiality agreement reasonably acceptable to the Company (and on terms no less onerous to such holder of Warrants than similar confidentiality agreements entered into by the Company).

Warrant Agent	A financial institution reasonably selected by the Supporting Noteholders.
Shareholders Agreement	Warrant holders shall be deemed to be bound to the terms of the Shareholders’ Agreement upon exercise of the Warrants.
Corporate Opportunities	Neither Series A Director, the holders of the Warrants or the Series A Holder shall have an obligation to present corporate opportunities to the Company or any of its subsidiaries.
Governing Law	Delaware.

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EXHIBIT G

SUMMARY OF KEY TERMS

New Series A Preferred Stock

The following summarizes certain of the key terms of the new series A preferred stock of Alion Science and Technology Company (the “Company”).  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

Issuer	The Company.
Title of Securities	Series A Preferred Stock.
Issued To	The Warrant Agent.
General Purpose

The Series A Preferred Stock will be issued to the Warrant Agent to (i) provide certain rights and protections to the holders of the Warrants (the “Warrant Holders”) and (ii) allow the Warrant Holders to vote on an “as-converted” basis.

The Warrant Agent shall take direction from holders of sixty percent (60%) of the Warrants providing such direction within a time period to be specified (unless such threshold is reduced by agreement of the holders of at least sixty percent (60%) of the Warrants providing a direction within ten (10) days following the Closing, provided, that in no event shall such lowered threshold be less than a majority of Warrants providing a direction) for any action requiring the consent of the holder of the Series A Preferred Stock (the “Series A Holder”) or each act on which the Series A Holder is entitled to vote.

Ranking	The Series A Preferred Stock will rank pari passu in respect of voting rights with respect to the Common Stock of the Company.
Number of Shares Issued	One (1).
Liquidation Preference per Share	The Series A Preferred Stock shall have a liquidation preference equal to $10.00.
Preferred Dividends	None.
Ordinary Dividends	None.

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Redemption

The Series A Preferred Stock shall be redeemed by the Company upon the exercise into Common Stock of, in the aggregate, seventy-five (75%) or more of the Warrants that were issued on the Closing Date.  The redemption price shall be $0.01.  Upon such redemption, the position of the Series A Directors shall cease to exist and the Series A Directors shall no longer constitute directors of the Company.

Transferability	The Series A Preferred Stock shall not be transferrable, except to a successor Warrant Agent under the terms of the Warrant Agreement.
Voting Rights

Except as otherwise provided, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company as a single class and having voting power equal to the number of shares of Common Stock issuable upon exercise of the then outstanding Warrants.

The Series A Holder’s exercise of the voting power and rights of the Series A Preferred Stock shall be subject to direction by the holders of the Warrants as more specifically set forth in this Exhibit G.

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Board of Directors

At or prior to the Closing, the Company shall conduct an “annual meeting” (as such term is used in the Company’s Amended and Restated By-Laws dated March 18, 2010).  At the Closing, (i) two members of the Board shall resign from their position and (ii) Lawrence A. First and Daniel H. Clare shall become directors of the Company as the Series A Directors, which Series A Directors shall be elected into the “Class” (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation dated as of December 12, 2012) with a three year term ending at an “annual meeting” (which meeting shall not take place prior to the third anniversary of the Closing).  At the expiration of the three-year term, in a manner specified in the Warrant Agreement, the Warrant Agent shall nominate two individuals to continue to serve as the Series A Directors pursuant to the terms of the New Series A Preferred Stock.  The Series A Directors shall have observation rights with respect to the boards of directors or other governing bodies of each of the Company’s Subsidiaries.

If for any reason a Series A Director shall resign, be unable to perform her or her duties or otherwise be removed from Board, then his or her replacement shall be an individual selected by the other Series A Director.  If for any reason, both Series A Directors shall, at the same time, resign, be unable to perform their respective duties or otherwise be removed from Board, then replacements shall be elected by the Warrant Agent in a manner specified in the Warrant Agreement.

The holders of the Common Stock voting together with the Series A Holder shall have the right to elect seven (7) members of the Board.

At least one Series A Director shall serve on each committee of the Board, provided, that, both Series A Directors shall serve on the Compensation Committee, provided further, that the charter for the compensation committee and the other corporate governance documents of the Company and its subsidiaries will provide that the sole and absolute discretion and power to increase the compensation of any of the Company’s officers, employees or directors with total annual compensation in excess of $300,000, to increase the total annual compensation of any of the officers, employees or directors of the Company or any of its subsidiaries to an amount in excess of $300,000, to hire any officer or employee of the Company or any of its subsidiaries with total annual compensation in excess of $300,000, or to provide any newly-appointed or elected director of the Company or any of its subsidiaries with total annual compensation in excess of $300,000 will be reserved for the compensation committee of the Board and that such actions will require the affirmative consent of both Series A Directors.

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Corporate Opportunities	Neither Series A Director, the holders of the Warrants or the Series A Holder shall have an obligation to present corporate opportunities to the Company or any of its subsidiaries.
Independent Director

For so long as the Series A Preferred Stock is outstanding, the Company shall be required to have one (1) member of the Board that is an “Independent Director.”  The vote of an Independent Director shall be required for the Company to take a Bankruptcy Action with respect to itself or any of its Subsidiaries.  The Independent Director shall not be a Series A Director, but shall be mutually acceptable to the Company and the Series A Holder.

As used herein, an “Independent Director” means an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

As used herein, “Bankruptcy Action” means to file any petition, pleading or other paper commencing a bankruptcy, insolvency, or reorganization case or proceeding, to institute a case or proceeding under any applicable bankruptcy, insolvency, or reorganization law respecting the Company or any of its Subsidiaries, to seek any relief for the Company or any of its Subsidiaries under any law relating to relief from debts or the protection of debtors, to institute a case or proceeding to have the Company or any of its Subsidiaries be adjudicated bankrupt or insolvent, or consent to the institution of a bankruptcy, insolvency, or reorganization case or proceeding against the Company or any of its Subsidiaries or file a petition, pleading or other paper seeking, or consenting to, reorganization or relief with respect to the Company or any of its Subsidiaries under any applicable law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its Subsidiaries or a substantial part of the Company or any of its Subsidiaries’ property, or make any assignment for the benefit of creditors of the Company or any of its Subsidiaries, or admit in writing the Company or any of its Subsidiaries’ inability to pay its debts generally as they become due, or take action in furtherance of any such action.  For purposes of clarity, as used in this paragraph, “law” includes any federal, state, and foreign law, and ‘bankruptcy action” includes, without limitation, to file or cause to be filed a petition commencing a case under title 11 of the united states code.

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Sale Right

If the New Third Lien Notes are not repaid in full, plus all accrued and unpaid interest and any premium due thereon, on or before April 30, 2015, the Series A Holder shall have the right to instruct the Company to engage in a process to sell the Company or all or substantially all of the assets of the Company.  Upon receipt of such instruction, the Company shall immediately engage in a comprehensive sale process in good faith and on an expedited basis, including selecting a nationally recognized investment banking firm having experience in the industry in which the Company is engaged to assist the Company in the sale process (subject to the approval of the Series A Holder in its sole discretion).  Management shall consult and cooperate fully with the Series A Holder in undertaking the sale process.

If as a result of the sale process initiated by the Company pursuant to an instruction from the Series A Holder, the Company consummates a sale of the Company or substantially all of the assets of the Company and undertakes an optional prepayment of the Second Lien Term Loan and/or an optional redemption of the Third Lien Notes in connection with such sale (as such term is defined in Exhibit H to the Refinancing Support Agreement), the applicable prepayment premium for the Second Lien Term Loan shall be 108.25% and the Applicable Redemption Rate (as such term is defined in Exhibit H to the Refinancing Support Agreement) for the Third Lien Notes with respect to such optional redemption shall be 108.25%.

Certain Actions

Until such time as the New Second Lien Term Loan and the New Third Lien Notes are indefeasibly repaid in full, in cash, the consent of the Warrant Agent (at the direction of the requisite Warrant holders in a manner specified in the Warrant Agreement) shall be required for certain actions relating to the business and operations of the Company and its Subsidiaries, subject to baskets and exceptions to be mutually agreed to among the parties, including those actions referred to in clause (a) — (t) below (collectively, the “Consent Rights”).  Notwithstanding the foregoing, either (1) if forty percent (40%) or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least five percent (5%) of the then outstanding Warrants on an as exercised basis (the “40% Threshold”) or (2) if the Warrant Agent receives the affirmative direction of holders of Warrants representing in excess of forty percent (40%) of the then outstanding Warrants on an as exercised basis but less than the applicable threshold of the then outstanding Warrants on an as exercised basis to permit the Warrant Agent (at the direction of the requisite Warrant Holders in a manner specified in the Warrant Agreement) to exercise a Consent Right, then the Company may, in lieu of obtaining the consent of the Warrant Agent (at the direction of the requisite Warrant holders in a manner specified in the Warrant

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Agreement), seek the consent of both Series A Directors in order to undertake an action subject to a Consent Right.  The Series A Directors shall have the right and it will be acknowledged and agreed that it shall not be a breach of the fiduciary duties of either of the Series A Directors to refrain from making a determination whether or not to consent to any proposed action that is subject to the Consent Rights and to instruct the Company to seek a direction of the requisite Warrant holders to the Warrant Agent instead.  Either of the Series A Directors may, in lieu of making a decision whether or not to consent, instruct the Company to seek the direction of the requisite Warrant holders to the Warrant Agent in order to undertake an action subject to a Consent Right, except that the Series A Directors may not instruct the Company to seek such direction of the requisite Warrant holders to the Warrant Agent with respect to actions set forth in (d), (m) and (r) below and to the extent the Series A Directors determine to refrain from making a decision whether or not to consent to actions set forth in (d), (m) and (r), then no Consent Rights shall be required for such actions.  The 40% Threshold may be increased to a percentage not in excess of fifty percent (50%) of the then outstanding Warrants on an as exercised basis by agreement, within ten (10) days following the Closing, of holders in the aggregate of at least sixty percent (60%) of the then outstanding Warrants on an as exercised basis.  Reference to the then outstanding Warrants on an as exercised basis shall mean the Company’s common stock issuable upon exercise of such Warrants.

From time to time, the Company shall use reasonable efforts to determine whether or not forty percent (40%) or more of the then outstanding Warrants on an as exercised basis are owned in the aggregate by three or less holders that each own at least five percent (5%) of the then outstanding Warrants on an as exercised basis, including taking those procedures specified in the Warrant Agreement.  Any Warrant holder that any time owned forty percent (40%) or more of the then outstanding Warrants on an as exercised basis shall provide notice to the Company that it beneficially holds less than forty percent (40%) of the then outstanding Warrants on an as exercised basis if it reasonably believes that such decrease in ownership has occurred (it being understood that such Warrant holder shall not have any liability or suffer any abridgement of its rights as an owner of Warrants or other securities of the Company or any other consequences by reason of the failure to provide such notice).

a.              making any change to the nature of their respective businesses; provided, that the Company and its Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business of providing services and products to Governmental Authorities and commercial customers;

b.              modifying, amending, supplementing or waiving any provision of

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                        their Organizational Documents, including (i) increasing or decreasing the size of the Board or (ii) establishing committees of the Board (other than the audit, compensation, nominating/governance and special committees);

c.               changing the Company’s independent auditors, fiscal year or accounting methods unless otherwise required by Applicable Law or GAAP;

d.              approving the annual budget;

e.               selling, assigning, transferring, leasing, encumbering, imposing any liens or other security interests on or otherwise disposing of any assets, properties, securities or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) inventory, (iii) damaged, obsolete or worn-out assets, (iv) non-exclusive licenses of the Company’s intellectual property on arm’s length terms in the ordinary course of its business to parties who are not Affiliates, (v) sales or discounts of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction, or (vi) subject to the provisions of the Shareholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, and to the extent required by the ESOP Plan Documents or Applicable Law, in connection with the acquisition by the ESOP of Common Stock to the extent any ESOP participant has chosen to purchase Common Stock with his or her rollover, transfer or “Participant Elective Deferrals” (as defined in the ESOP Plan Documents), which, for the avoidance of doubt, can be at the then “Current Market Value” (as defined in the ESOP Plan Documents) or at the immediately preceding “Current Market Value,” in each case as provided in and in accordance with the ESOP Plan Documents;

f.                making any acquisition of any assets, properties, securities or business, whether by merger, stock or asset purchase or otherwise, other than the acquisition of assets (but excluding assets constituting a going concern or business) in the ordinary course consistent with past practice;

g.               making any investments other than (i) in a Subsidiary or (ii) in connection with any partnership, joint venture or similar agreement or arrangement entered into in the ordinary course of business requiring an aggregate investment in excess of $5,000,000; provided, that prior to the maturity of the Existing Unsecured Notes that remain outstanding following the Closing, the Company may repurchase Existing Unsecured Notes at a price below par;

h.              entering into any transaction or related transactions or amending

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                        any arrangement with an Affiliate;

i.                  issuing, delivering, redeeming or selling or entering into any contract to issue, deliver, redeem or sell (i) any of its equity interests or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements, commitments or obligations to issue, deliver or sell any of its equity interests, provided, that subject to the provisions of the Shareholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents and the Warrant Agreement, and as required by the ESOP Plan Documents and Applicable Law, the Company may (I) issue Common Stock pursuant to subclause (vi) of clause (d) above or as matching or profit sharing contributions at the then “Current Market Value” (as defined in the ESOP Plan Documents) and in each case in accordance with the ESOP Plan Documents, (II) redeem Common Stock at the then “Current Market Value” (as defined in the ESOP Plan Documents) in connection with distributions to departing ESOP participants, requests by ESOP participants to diversify their interests, participant hardship withdrawals or participant loans (the transactions described in the foregoing clauses (I) and (II) the “Permitted ESOP Transactions”);

j.                 entering into any merger, consolidation or other business combination transaction;

k.              making, declaring, setting aside or paying any dividend or other distribution in respect of any of its equity interests, provided, that subject to the Shareholders’ Agreement and to the extent required by the ESOP Plan Documents or Applicable Law, the Company may make distributions and contributions to the ESOP in connection with Permitted ESOP Transactions;

l.                  effecting any recapitalization, reclassification, stock split or like change in capitalization;

m.          authorizing or making any capital expenditures involving expenditures, including maintenance, repair and replacement capital expenditures in excess of $2,500,000 in any fiscal year;

n.              entering into any contract outside the ordinary course of business in excess of $750,000 or amending, supplementing or otherwise modifying the terms of any such contract;

o.              making any optional payments in respect of any indebtedness that is subordinated in priority or right of payment to the New Third Lien Notes, provided, that prior to the maturity of the Existing Unsecured Notes that remain outstanding following the Closing, the Company may repurchase Existing Unsecured Notes at a price below par;

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p.              (i) incurring any indebtedness other than (x) any capital lease not requiring aggregate payments over the term of the lease in excess of $100,000 and (y) any indebtedness not prohibited by the New Revolving Facility, the New First Lien Term Loan, the New Second Lien Term Loan and the New Third Lien Note or (ii) amending, supplementing or otherwise modifying the terms of any indebtedness of the Company;

q.              adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

r.                 except as may be required by Applicable Law or as permitted pursuant to the provisions of the Shareholders’ Agreement related to amendment or modification of the ESOP or ESOP Plan Documents, amending, modifying, supplementing or terminating any employee benefit plan, including the ESOP and ESOP Plan Documents, or entering into any contract that would constitute an employee benefit plan;

s.                settling or compromising any Legal Proceeding net of insurance in excess of $500,000; or

t.                 approving, authorizing or agreeing (orally or in writing) to take any of the actions identified above.

Upon termination of the Consent Rights as set forth above, the consent of the Warrant Agent or, to the extent provided above, the Series A Directors as set forth above, shall be required for those actions set forth in (a), (b), (f), (g), (h), (i), (j) and (p) above and for actions relating to the business and operations of the Company and its Subsidiaries that typically require the consent of minority shareholders, subject to baskets and exceptions acceptable to the Supporting Noteholders.

Convertibility	The Series A Preferred Stock is not convertible into any other class of equity of the Company.
Registration Rights	None.
Governing Law	Delaware.

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EXHIBIT H

SUMMARY OF KEY TERMS

Senior Secured Third Lien Notes

Issuer	Alion Science and Technology Corporation (the “Issuer”)

Senior Secured Third Lien Notes

Senior Secured Third Lien Notes (the “Third Lien Notes”) issued by the Issuer in an original principal amount up to $235,000,000, to be issued under and subject to the Indenture (as defined below) and pursuant to the terms of the Refinancing Agreement.(3)

Third Lien Notes Trustee

Wilmington Trust Company, or another party mutually acceptable to the Company and the Supporting Noteholders, will act as trustee (the “Third Lien Notes Trustee”) for and on behalf of the holders of the Third Lien Notes (the “Third Lien Noteholders”), and will perform the duties customarily performed by indenture trustees.

Ranking

The Third Lien Notes will rank pari passu in right of payment to all senior indebtedness of the Issuer and senior to all subordinated indebtedness of the issuer.  The liens securing the Third Lien Notes will rank junior to the liens securing the New Revolving Facility, the New First Lien Term Loan and the New Second Lien Term Loan pursuant to the terms of a customary intercreditor agreement acceptable to the Supporting Noteholders (the “Intercreditor Agreement”).

Registration

The Third Lien Notes (and the Guarantees, the Warrants and the underlying Common Stock) will be registered on a continuous basis with the SEC on Form S-4 (the “Registration Statement”), which Registration Statement will be subject to the review and reasonable comment of the Supporting Noteholders.  The Issuer will use commercially reasonable efforts to proceed through registration with all deliberate speed and have the Registration Statement declared effective.

Incremental Third Lien Capacity	The Indenture (as defined below) will be a closed one, i.e. it will not permit the issuance of additional tranches of notes thereunder.

(3)                                 Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

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Exchange

The entire amount of Third Lien Notes will be issued on the Closing Date in exchange for (i) the Existing Unsecured Notes held by the Supporting Noteholders and certain other holders of Existing Unsecured Notes that elect to participate in such exchange, (ii) the ASOF CTO Funding and the (iii) Prorata CTO Funding.

Interest Rate

The Third Lien Notes will bear interest as follows:

•                  From the Closing Date to the first anniversary of the Closing Date:

•                  an amount accruing at an annual rate of 8% shall be payable in cash, and

•                  an amount accruing at an annual rate of 5.5% shall be capitalized and added to the principal;

•                  From the first anniversary of the Closing Date to the second anniversary of the Closing Date:

•                  an amount accruing at an annual rate of 8% shall be payable in cash, and

•                  an amount accruing at an annual rate of 6.5% shall be capitalized and added to the principal;

•                  From the second anniversary of the Closing Date to the date that is thirty (30) months following the Closing Date:

•                  an amount accruing at an annual rate of 8% shall be payable in cash, and

•                  an amount accruing at an annual rate of 7.5% shall be capitalized and added to the principal;

•                  From the date that is thirty (30) months following the Closing Date through the third anniversary of the Closing Date:

•                  an amount accruing at an annual rate of 10% shall be payable in cash, and

•                  an amount accruing at an annual rate of 5.5% shall be capitalized and added to the principal;

•                  From the third anniversary of the Closing Date through maturity:

•                  an amount accruing at an annual rate of 12% shall be payable in cash, and

•                  an amount accruing at an annual rate of 4.5%

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(which rate shall increase by 1.0% on each of the fourth and fifth anniversaries of the Closing Date through maturity) shall be capitalized and added to the principal.

Default Rate

Upon the occurrence and during the continuance of a payment default or an Event of Default, the entire principal amount of the Third Lien Notes shall bear interest at the annual rate equal to the Interest Rate plus 2% (the “Default Rate”).  The Default Rate shall be payable in cash on demand.

Maturity	The Third Lien Notes will mature on the last business day of the month immediately preceding the date that is five and one-half (5.5) years after the Closing Date (the “Maturity Date”)

Amortization

The entire unpaid principal amount of the Third Lien Notes, including the PIK Interest will be due and payable on the Maturity Date, provided, that, if necessary, special mandatory repayments of accrued interest shall be made prior to the Maturity Date to ensure that the Third Lien Notes are not treated as “applicable high yield discount obligations” and not treated as having “significant original issue discount” within the meaning of Section 163(i) of the Internal Revenue Code.

Guaranty

The Third Lien Notes will be guaranteed (the “Guarantees”) by the same guarantors that guaranty the New Revolving Facility and the New First Lien Term Loan.  The Guarantees will be registered with the SEC pursuant to the Registration Statement.  The Guarantees will rank pari passu in right of payment to all senior indebtedness of the Guarantors and senior to all subordinated indebtedness of the Guarantors.  The Guarantees will rank junior to the Guarantors’ guarantees of the New Revolving Credit Facility, the New First Lien Term Loan and the New Second Lien Term Loan pursuant to the Intercreditor Agreement.  All guaranties will be guaranties of payment and not of collection only.

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Collateral

The Third Lien Notes and the guaranties thereof will be secured by the same collateral (which in any event shall include substantially all assets of the Issuer and the Guarantors) as the New First Lien Term Loan, the New Second Lien Term Loan and the New Revolving Facility on a third priority basis, junior only to the liens securing the New First Lien Term Loan, the New Second Lien Term Loan and the New Revolving Facility, as provided in the Intercreditor Agreement.  The liens securing the Third Lien Notes will be structurally subordinated to indebtedness of subsidiaries of the Company who are not Guarantors.

Optional Redemption and Call Protection

Redemption of the Third Lien Notes will be permitted at any time in whole or in part, upon notice of no more than 60 days and no less than 30 days, at a redemption price equal to the applicable prepayment premium listed in the table below (each such prepayment premium, the “Applicable Redemption Rate”) multiplied by the sum of (x) the then outstanding principal of such Third Lien Notes being redeemed and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the Third Lien Notes being redeemed through the date of redemption (together with an amount of cash equal to all accrued and unpaid Cash Interest on the Third Lien Notes being redeemed through the date of redemption).

	If redemption date occurs:	Applicable Premium
	On or before the second anniversary of the Closing Date	122%

	After the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date	120%

	After the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date	108.25%

	After the fourth anniversary of the Closing Date and before the Maturity Date	104.375%

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provided, that, if as a result of the sale process initiated by the Company pursuant to an instruction from the Series A Holder, the Company consummates a sale of the Company or substantially all of the assets of the Company and undertakes an optional redemption of the Third Lien Notes in connection with such sale, the Applicable Redemption Rate in with respect to such optional redemption shall be 108.25%.

Asset Sale / Insurance Proceeds Offer

The Issuer will be required to offer to repurchase the Third Lien Notes at par using the proceeds of asset sales and insurance proceeds, subject to customary reinvestment rights, exceptions and excess proceeds baskets.

Offer to Repurchase upon Change of Control

Upon the occurrence of a Change of Control (to be defined), the Issuer will be required to offer to repurchase the entire amount of the Third Lien Notes at a price equal to 101% multiplied by the sum of (x) the then outstanding principal of such Third Lien Notes being repurchased and (y) the accrued and unpaid PIK Interest on the Third Lien Notes being repurchased through the date of repurchase, together with all accrued and unpaid Cash Interest thereon.

Documentation

The definitive documents governing the Third Lien Notes (the “Notes Documentation”) will consist of (a) an indenture with respect to the Third Lien Notes (the “Indenture”) among the Issuer, the Guarantors and the Third Lien Notes Trustee, (b) a note purchase agreement among the Issuer and the Third Lien Noteholders, (c) security documentation, instruments or agreements evidencing liens and security interests in the collateral in favor of the Third Lien Notes Trustee for the benefit of the Third Lien Noteholders and (d) the Intercreditor Agreement.  Apart from economic terms, it is expected that the Notes Documentation will be substantially similar to that governing the New First Lien Term Loan and the New Second Lien Term Loan (the “Loan Documentation”), with such changes as are necessary to account for (y) third lien nature of the Third Lien Notes and (z) different nature of the debt instruments (notes vs. loans).

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Representations and Warranties

Substantially similar to those contained in the Loan Documentation and otherwise reasonably satisfactory to the Supporting Noteholders, as well as such additional representations as are necessary to address any necessary securities law issues.

Affirmative and Negative Covenants

Restrictive affirmative and negative covenants reasonably acceptable to the Supporting Noteholders provided that at the option of the Supporting Noteholders, the negative covenants will be substantially similar to those contained in the Loan Documentation with appropriate modifications (including component definitions) to reflect the third lien status of the Third Lien Notes; including, but not limited to limitations on, indebtedness (including contingent liabilities), liens, sale-leaseback transactions, mergers, acquisitions, dispositions, affiliate transactions, dividends, distributions, equity purchases, payments on subordinated debt, advances, investments, loans, use of proceeds, business, changed jurisdiction outside the U.S., and fiscal year, subject to the ability to refinance/repay any stub of the Existing Unsecured Notes at maturity or otherwise, and subject to other exceptions, carve-outs and baskets to be agreed and to be consistent with ordinary course operations of the Issuer.

The Company will be free to repurchase the Third Lien Notes in open market transactions and/or tender offers subject to restrictions set forth in the agreements governing the Company’s indebtedness, provided, that any such Third Lien Notes repurchased by the Company shall be deemed automatically canceled immediately after repurchase.

Financial Covenants	Financial covenants to be set with mutually agreeable cushions off of the New First Lien Term Loan and New Second Lien Term Loan.

Anti-Layering

The Issuer and the Guarantors shall not incur indebtedness that is contractually subordinated in right of payment to the New First Lien Term Loan and the New Second Lien Term Loan unless such indebtedness is expressly subordinated in right of payment to the Third Lien Notes.  Furthermore, except as otherwise permitted by the Intercreditor Agreement, the Issuer will not incur any secured indebtedness unless liens securing such secured indebtedness are subordinated to the liens securing the Third Lien Notes

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Events of Default

Substantially similar to those contained in the Loan Documentation and otherwise reasonably satisfactory to the Supporting Noteholders; provided that (i) the Third Lien Notes will have a cross-payment default and cross-acceleration to the New First Lien Term Loan and New Second Lien Term Loan instead of cross-default and (ii) thresholds in the Notes Documentation will be set at a cushion to be agreed to in the Loan Documentation.

Amendments, waivers, etc.

Except for matters customarily requiring consent of each adversely affected Third Lien Noteholder or each Third Lien Noteholder, as the case may be, the Notes Documentation may be amended by the Third Lien Noteholders holding the majority in principal amount of the Third Lien Notes (the “Required Holders”).

Expenses and Indemnification

Customary for the debt issuances of this type.  Without limiting the generality of the foregoing, the Issuer will reimburse the Supporting Noteholders and the Trustee for all their reasonable fees and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the transaction contemplated hereby, each future amendment or waiver of the Notes Documentation (whether or not consummated) and the enforcement of the Notes Documentation.

Governing Law and Forum	New York

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EXHIBIT I

SUMMARY OF KEY TERMS

Shareholders’ Agreement

The following summarizes certain of the key terms of the proposed Shareholders’ Agreement with respect to the common stock (the “Common Stock”) of Alion Science and Technology Corporation (the “Company”) to be entered into by and among the holder of the Series A Preferred Stock (the “Series A Holder”), the ESOP Trustee and the Company (the “Shareholders’ Agreement”).  Capitalized terms used herein shall have the meaning ascribed to such terms in the Refinancing Agreement.

General Purpose / Provisions

The Shareholders’ Agreement establishes rights and obligations of holders of the Common Stock (the “Stockholders”) related to the ownership of the Common Stock and the management of the Company.

The Shareholders’ Agreement shall only be deemed valid and effective following the first time any of the Penny Warrants or the Cash Warrants are exercised.  Upon the exercise of any of the Penny Warrants and/or the Cash Warrants, the holder of the Common Stock issued upon exercise of such Warrant shall be deemed to have entered into the Shareholders’ Agreement and agreed to be bounds by the terms of the Shareholders’ Agreement.

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Transfer Restrictions

No Stockholder shall transfer any Common Stock:

•                  if such transfer would, (A) violate any applicable securities or other laws, (B) unless the Common Stock is registered pursuant to Sections 12(b) or 12(g) of the Exchange Act, result in the Company having Stockholders of record exceeding in number either (i) 2000 or more Accredited Investors or (ii) 500 or more persons who are not Accredited Investors or (C) limit, impair or eliminate the Company’s net operating losses;

•                  if the transferee is determined by the Board to be a competitor, customer or supplier of the Company or any Subsidiary of the Company and such transfer would be adverse to the Company;

•                  unless the transferee shall have agreed to be bound by all of the terms and conditions of the Shareholders’ Agreement; or

•                  if the transferee creates a FOCI issue.

The foregoing restrictions shall not apply in the event that (1) the ESOP transfers 100% of the Common Stock owned by the ESOP or (2) the ESOP transfers any shares of Common Stock to an ESOP Participant

In the event of a transfer of Common Stock to an ESOP Participant, the Company shall request that such ESOP Participant agree to become a party to the Shareholders’ Agreement.

Permitted Transfers	Stockholders shall be permitted to transfer Common Stock to Affiliates.

Pre-Emptive Rights

Each Stockholder shall have the right to purchase a pro rata portion (determined on a fully diluted basis) of Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock) issued by the Company, including Common Stock issued by the Company in connection with The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, dated as of October 1, 2011.

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ROFO

Persons holding 5% or more of the outstanding shares of Common Stock (including Warrants on a fully-exercised basis) (the “ROFO Stockholders”) will have a right of first offer at a purchase price per share determined by the selling Stockholder in connection with any proposed sale of shares of Common Stock by that Stockholder (other than in connection with a Permitted Transfer).  In the event that the ROFO Stockholders decline to purchase all the shares of Common Stock so offered (with such right to purchase being allocated on a pro rata basis with successive reoffer rights for any remaining shares), any shares not purchased by the ROFO Stockholders will become subject to a right of first offer of the Company at the same price.  If the Company declines to purchase all remaining shares that are proposed to be sold, then the selling Stockholder may offer such shares to third parties at a price not less than what was offered in connection with the right of first offer during a 60 day period.  After that 60 day period, the right of first offer as to the remaining shares shall be reinstated. The right of first offer shall be subject to customary terms and exceptions.

Tag-Along Rights

Other than in the case of a Permitted Transfer, if any Stockholder or group of Stockholders proposes to transfer at least 30% of the then outstanding Common Stock (each, a “Tag-Along Seller”), then (A) a Tag-Along Seller shall provide notice to all other Stockholders as well as the holders of the Penny Warrants and Cash Warrants (each, a “Tag Stockholder”); and (B) each Tag Stockholder has the right to require the proposed transferee to purchase a number of such Tag Stockholder’s shares of Common Stock equal to (i) the total number of shares of Common Stock that the proposed transferee has agreed or committed to purchase in such Tag-Along sale multiplied by (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the Tag Stockholder and the denominator of which is the aggregate number of outstanding shares of Common Stock, on the same terms and conditions as such Tag-Along Sellers (in each case, treating any Warrants on an as exercised basis).  No holder of Warrants shall be required to exercise their Warrants unless and until the sale by the Tag-Along Seller occurs.  Each Tag Stockholder exercising its Tag-Along Rights shall make all representations and warranties in connection with such transfer as made by the Tag-Along Seller.

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Drag-Along Rights

If the ESOT proposes to sell for cash all (but not less than all) of the outstanding shares of Common Stock of the Company owned of record by the ESOT to a bona fide unaffiliated third party on an arm’s length basis in a single transaction or a series of related transactions, then the ESOT may issue a drag notice requiring the holders of Common Stock to sell the all of their respective Common Stock to the proposed transferee on the same terms that the ESOT is proposing to sell its shares (including price per share to be paid), provided, that, holders of Common Stock shall not be required to make any representations or warranties concerning the Company.

Information

Upon request, the Company shall provide to any Stockholder all information, other than material, non-public information, provided to the Company’s lenders under any credit agreements, indentures or similar documents.

The Company shall permit, and shall cause each Subsidiary to permit, each Stockholder who holds at least 5% of the outstanding shares of Common Stock or any designee of the Series A Holder, to visit and inspect the Company’s or any Subsidiary’s properties, to examine its books of account and records and to discuss the Company’s or any Subsidiary’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested; provided, that such access does not materially interfere with the operations of the Company’s or any Subsidiary’s business.

To the extent a holder of Common Stock determines to receive material, non-public information, such holder shall enter into confidentiality agreement reasonably acceptable to the Company.

Termination

The Shareholders’ Agreement shall terminate upon the consummation of a Qualified Public Offering, which is defined as a bona fide public offering of Common Stock that yields gross proceeds of an amount to be determined by the Supporting Noteholders.

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ESOP / ESOP Plan Documents

Neither the Company nor the ESOT shall amend, supplement, restate or otherwise modify or alter the ESOP or ESOP Plan Documents unless such amendment, supplement, restatement, modification or alteration (x) is not inconsistent with the terms of this Agreement and the other Transaction Documents  or (y) is required by Applicable Law or Internal Revenue Service guidance or procedures; provided that, to the extent that any amendment, supplement, restatement, modification or alteration of the ESOP or the ESOP Documents required by Applicable Law results in the ESOP or the ESOP Documents being inconsistent with terms of this Agreement or any of the Transaction Documents, the Company and the ESOT agree that they will use commercially reasonable efforts to minimize or eliminate such inconsistency, to the fullest extent permitted by Applicable Law.

Corporate Opportunities	Neither Series A Director, the holders of the Warrants or the Series A Holder shall have an obligation to present corporate opportunities to the Company or any of its subsidiaries.

Governing Law	Delaware.

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